Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

By and Between

RANGELAND EQUITY HOLDINGS, LLC,

AND

INERGY MIDSTREAM, L.P.

November 3, 2012

i

TABLE OF CONTENTS

Page

Exhibits

Exhibit A	Form of Assignment
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Non-Compete Agreement

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of this 3rd day of November, 2012, is entered into by and among Rangeland Equity Holdings, LLC, a Delaware limited liability company (“Seller”), and Inergy Midstream, L.P., a Delaware limited partnership (“Buyer”).

WHEREAS, Seller owns, beneficially and of record, all of the issued and outstanding membership interests of Rangeland Energy, LLC, a Delaware limited liability company (“Rangeland Energy”);

WHEREAS, Rangeland Energy owns, beneficially and of record, all of the issued and outstanding membership interests of Rangeland Terminals, LLC, a Delaware limited liability company (“Rangeland Terminals”), and Rangeland Pipeline, LLC, a Delaware limited liability company (“Rangeland Pipeline” and together with Rangeland Energy and Rangeland Terminals, the “Rangeland Entities”);

WHEREAS, Rangeland Terminals owns and operates a crude oil loading terminal and storage facility and related facilities (the “COLT Terminal”) and a crude oil storage facility that interconnects with certain interstate pipelines near Tioga, North Dakota (the “Dry Fork Terminal”), both in Williams County, North Dakota (the COLT Terminal and the Dry Fork Terminal together the “Terminals”), and Rangeland Pipeline owns and operates a pipeline interconnect between the COLT Terminal and the Dry Fork Terminal (the “COLT Connector”, and together with the Terminals, the “Facilities”); and

WHEREAS, Buyer desires to acquire the business owned and operated with respect to the Facilities (the “COLT Business”) by purchasing all of the issued and outstanding membership interests of Rangeland Energy (the “Equity Interests”), and Seller desires to sell and deliver to Buyer all of the Equity Interests, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants contained in this Agreement as well as such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN INTERPRETIVE MATTERS

1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms have the following respective meanings when used herein with initial capital letters:

“Acceptable Insurance Policy” means a liability insurance policy with respect to any obligation of Seller to indemnify any Buyer Indemnified Party from and against any Damages pursuant to Section 7.3, for the benefit of and acceptable to Buyer in its sole discretion, prepaid by Seller for a period of 12 months after Closing, for a coverage amount of not less than the Cap Amount, and having a deductible not more than the Deductible Amount.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified. For the purposes of this definition, “control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means any of the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, or any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose of monopolization or restraint of trade.

“Assets” means and includes all assets, rights, interests, contract rights, accounts, claims, credits, franchises and properties of the Rangeland Entities, including the Facilities, whether real, personal, tangible or intangible, other than the Excluded Assets.

“Assignment” has the meaning set forth in Section 2.3(b)(ii).

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Books and Records” means all files, documents, instruments, papers, plans, drawings, annuals, books and records, to the extent relating primarily to the Assets and the COLT Business and in the possession of Seller or its Affiliates (other than the Rangeland Entities), excluding in each case (i) any such items to the extent included in the Excluded Assets, (ii) personnel, medical and other records relating to employees which are prohibited by applicable Law from being transferred to Buyer without consent of the relevant employee; provided, however, to the extent such consent is obtained without such consent being made a condition of such employee receiving an offer or commencing employment with Buyer, then such personnel, medical and other records relating to employees shall be part of the Books and Records, (iii) to the extent not otherwise a public record, corporate, financial, tax and legal data and records relating to Seller and its Affiliates (other than the Rangeland Entities), (iv) data and records to the extent disclosure or transfer is prohibited or subject to payment of fee or consideration by any license or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed to pay the fee or consideration as applicable, (v) legal records and files of Seller or its Affiliates including all work product of and attorney-client communications with Seller’s or its Affiliates’ legal counsel, excluding the Organizational Documents of the Rangeland Entities, (vi) books, documents, records and files prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other Persons and analyses relating in any way to the Assets or the COLT Business, (vii) books and records whose disclosure could violate any confidentiality agreements or cause a waiver of any attorney-client privilege available to Seller or its Affiliates, (viii) corporate minute records or similar records relating to Seller or its Affiliates (other than the Rangeland Entities), (ix) proprietary manuals (except rights to use manuals specific to and necessary for the operation of the Assets as operated by the Rangeland Entities), and (x) data or information that cannot, with commercially reasonable efforts, be identified by Seller or be segregated by Seller or its Affiliates (other than the Rangeland Entities) from the data, information and records systems of Seller and its Affiliates (other than the Rangeland Entities).

“Business Day” means any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Business Permits” has the meaning set forth in Section 3.5(b).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Financing” has the meaning set forth in Section 5.18(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.3(a).

“Buyer Representatives” has the meaning set forth in Section 5.8(a).

“Cap Amount” has the meaning set forth in Section 7.3(a).

“Capacity Contract” means a contract for the use of otherwise uncommitted rail capacity of the COLT Terminal, but shall not include any such contract with a customer who as of the date of this Agreement has an option to utilize additional capacity at the COLT Terminal.

“Capacity Contract Deadline” means April 1, 2013.

“Capacity Contracts Escrow Amount” shall have the meaning set forth in Section 2.4(a).

“Capital Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are permitted or required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any date will be the capitalized amount thereof at such date determined in accordance with GAAP.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Net Working Capital” has the meaning set forth in Section 2.5(a)(iii).

“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, United States Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“COLT Business” has the meaning set forth in the Recitals.

“COLT Connector” has the meaning set forth in the Recitals.

“COLT Documents” has the meaning set forth in Section 5.11.

“COLT Terminal” has the meaning set forth in the Recitals.

“Complete” means, in respect of the Required Capital Projects, that all of the Assets resulting from and comprising the Required Capital Projects have been completed in accordance with the Required Capital Projects Plan. “Completed”, “Completion” and other parts of speech shall be interpreted accordingly.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 31, 2012, between Rangeland Energy and Buyer.

“Credit Agreement” means the Credit Agreement and the Loan Documents (as defined therein), as amended, among Rangeland Energy, Amegy Bank National Association as Administrative Agent to the lending parties thereto, among others, dated January 3, 2012.

“Damaged Portion” has the meaning set forth in Section 5.7(a).

“Damages” has the meaning set forth in Section 7.3(a).

“Deductible Amount” has the meaning set forth in Section 7.3(a).

“Dispute Notice” has the meaning set forth in Section 2.5(a).

“DOJ” has the meaning set forth in Section 5.3.

“Dry Fork Terminal” has the meaning set forth in the Recitals.

“Easements” has the meaning set forth in Section 3.10.

“Employee Plans” means an “employee benefit plan,” as defined in Section 3(3) of ERISA and any and all employment, change in control, severance, retention, termination or similar contract, plan, arrangement or policy and other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, equity-related compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, employee loan (or advance), disability or sick leave benefits, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits).

“Environmental Law” or “Environmental Laws” means all applicable Laws (including common law) relating to pollution or Hazardous Materials, the protection of public health, natural resources, wildlife, or the environment or workplace health or safety, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended,

42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Emergency Planning and Community Right-to-know Act, as amended, 42 U.S.C. §§ 11001 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq. and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq. and the regulations promulgated pursuant thereto, and any state or local counterparts.

“Environmental Permits” mean any and all permits, licenses, registrations, certifications, authorizations, exemptions, variances, consents, orders and approvals issued by any Governmental Authority relating to environmental matters or required under any Environmental Law.

“Equity Interests” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Account” shall mean the escrow account or escrow accounts maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” shall mean Wells Fargo Bank, National Association.

“Escrow Agreement” shall mean an escrow agreement in the form attached hereto as Exhibit B.

“Estimated Net Working Capital” has the meaning set forth in Section 2.5(a)(i).

“Exchange Act” has the meaning set forth in Section 6.1(g).

“Excluded Assets” means (a) any assets, property, improvements, appurtenances, fixtures, equipment or goods located at the Facilities owned by, or leased from third parties by, customers or contractors of the Rangeland Entities or other third parties providing goods or services to the Rangeland Entities pursuant to a Material Contract, including spare parts on consignment, hydrocarbons and chemicals on consignment and rail cars; provided that (i) the foregoing shall not be construed as limiting Buyer’s or the Rangeland Entities’ right to use assets as provided in any agreements to which any of the Rangeland Entities is a party and (ii) no such assets are owned or leased by Seller or any of its Affiliates; and (b) all other items set forth on Schedule 1.1(d).

“Expert” has the meaning set forth in Section 2.5(b)(i).

“Facilities” has the meaning set forth in the Recitals.

“Final Purchase Price” has the meaning set forth in Section 2.1.

“Final Statement” has the meaning set forth in Section 2.5(b)(ii).

“FLSA” means the Fair Labor Standards Act.

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a material fact and, for the avoidance of doubt, does not include negligent misrepresentation or omission.

“FTC” has the meaning set forth in Section 5.3.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“General Escrow Amount” means (a) in the event Seller, prior to or at Closing, delivers to Buyer evidence of an Acceptable Insurance Policy, $0 or (b) otherwise, $21,250,000.

“Governmental Authority” means any federal, state, municipal, local, foreign or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hazardous Materials” means any substance that, whether by its nature or its use, is regulated or liability might arise under any applicable Environmental Law including any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, oil and natural gas exploration and production wastes including produced and flow-back waters, natural gas liquids, condensate, natural gas, crude oil or any components, fractions or derivatives thereof; and (c) asbestos containing materials, naturally occurring radioactive materials, mercury, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (or issued in substitution for or exchange of indebtedness for borrowed money), including all principal, interest, premiums, fees, expenses, overdrafts, and, to the extent required to be carried on a balance sheet prepared in accordance with GAAP, penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, (b) all obligations of such Person evidenced by mortgages, bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees, whether direct or indirect, by such Person of indebtedness of others or indebtedness of any other Person secured by any property or assets of such Person, (h) all Capital Lease Obligations of such Person, (i) all net payments that such Person would have to make in the event of an early termination, on the date indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate commodity or other hedging arrangements, (j) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligations or guarantees, (k) any off-balance sheet financing (but excluding all operating leases that are not Capital Lease Obligations), (l) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of a Person and (m) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“Knowledge” means, with respect to Seller, the actual knowledge of any of the persons listed on Schedule 1.1(a) and the knowledge that would have been available to the listed individuals on reasonable inquiry of any other individuals of the Rangeland Entities with responsibility for the relevant matter.

“Law” means any federal, tribal, state, local, county, city, municipal, foreign or other government statute, law, rule, regulation, ordinance, Order, code or requirement (including pursuant to any settlement agreement or consent decree) and any permit or license granted under any of the foregoing, or any requirement under common law.

“Liabilities” or “Liability” has the meaning set forth in Section 3.8.

“Lien” means with respect to any interest, property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, warrant, preemptive purchase right, easement, encumbrance or security interest in respect of such interest, property or asset.

“MBD” means thousand barrels of crude oil per day.

“Manager” means each individual whose name is set forth on Schedule 1.1(c).

“Material Adverse Effect” means, with respect to the Rangeland Entities, any state of facts, circumstance, change, development, event, occurrence, condition, or effect that is materially adverse (a) to the COLT Business, the Assets or the financial condition, results of operations, liabilities, or operations of the Rangeland Entities, taken as a whole, or (b) on the ability of Seller to complete the transactions contemplated herein; provided, however, that none of the following (or the effects thereof) will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or if there is reasonably expected to be, a Material Adverse Effect: any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions in the industries or markets in which any of the Rangeland Entities operate (including changes in commodity prices), (ii) national or international political, social or economic conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack not directly affecting the Assets or a general economic recession, (iii) financial, debt, credit, or securities markets (including any disruption thereof) in the United States or elsewhere, (iv) changes in GAAP or any other accounting principles applicable to the Rangeland Entities, or the interpretation thereof, (v) changes in Laws, or the interpretation thereof, (vi) the performance, announcement or consummation of this Agreement and the transactions contemplated hereby, or (vii) the taking of any action (or omitting to take any action) that Buyer has requested in writing or to which Buyer has consented in writing, except, in the case of clauses (i) through (v) above, to the extent such changes, events, developments or effects disproportionately impact the Rangeland Entities as compared to other companies in the industries in which the Rangeland Entities operate.

“Material Contracts” means any of the following (whether written or oral and including any amendments or modifications thereto):

(a) any partnership, joint venture or other similar contract or agreement involving a sharing of profits, losses, costs or liabilities (other than the Organizational Documents of any of the Rangeland Entities), or any contract or agreement relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of shares, sale of interests, sale of assets or otherwise), in each case, to which any Rangeland Entity is a party or which relates to the COLT Business or which materially burdens any of the Assets;

(b) any swap, option, hedge, futures, collar, put, call, floor, cap, forward sale or similar instrument, contract or agreement involving crude oil, natural gas or other commodity trading of the COLT Business or involving any Rangeland Entity or burdening any of the Assets;

(c) each terminal services, transportation, storage, sale, purchase or maintenance agreement relating to hydrocarbons or products therefrom, in each case, to which any Rangeland Entity is a party or which relates to the COLT Business or which materially burdens any of the Assets;

(d) each contract or agreement for lease of personal property or real property involving aggregate payments in excess of $500,000 in 2012 or in any single future calendar year, in each case, to which any Rangeland Entity is a party or which relates to the COLT Business or which materially burdens any of the Assets;

(e) each contract or agreement between Seller or an Affiliate of Seller (other than a Rangeland Entity), on the one hand, and a Rangeland Entity, on the other hand, and each contract between a Rangeland Entity, on the one hand, and any current or former employee, consultant, officer, director, manager, member or Affiliate of Seller or of a Rangeland Entity or any Subject Employee, on the other hand;

(f) any contract or agreement for the provision of operating, rail or other material services to the Rangeland Entities, in each case, to which any Rangeland Entity is a party or which relates to the COLT Business or which materially burdens any of the Assets;

(g) any contract or agreement that grants to any Person any right of first refusal, right of first offer or participation right with respect to any of the Assets or in any future business, business opportunity or expansion, in each case, to which any Rangeland Entity is a party or which relates to the COLT Business or which materially burdens any of the Assets;

(h) any contract in relation to the Required Capital Projects, and any other contract for the construction of gathering or other pipeline systems or storage facilities, in each case, to which any Rangeland Entity is a party or which relates to the COLT Business or which materially burdens any of the Assets;

(i) any contract under which any of the Rangeland Entities has created, incurred, assumed or guaranteed any outstanding Indebtedness, and any contract under which any of the Rangeland Entities has made outstanding advances or loans to any other Person;

(j) any collective bargaining agreements or other contracts or obligations to or with respect to any representative of employees, in each case, to which any Rangeland Entity is a party or pursuant to which any Rangeland Entity has any obligations, or which relates to the COLT Business or which materially burdens any of the Assets;

(k) any contract that purports to limit in any respect the freedom of (i) any of the Rangeland Entities to compete in any line of business or in any geographic area or not to solicit or hire any person with respect to employment or (ii) any other Person to compete with any of the Rangeland Entities in any line of business or in any geographic area or not to solicit or hire any person with respect to employment;

(l) any management contract or any contract with independent contractors or consultants (or similar arrangements), in each case, in which any Rangeland Entity is a party or which relates to the COLT Business or which materially burdens any of the Assets; and

(m) any contract or agreement involving aggregate payments by or to any of the Rangeland Entities in excess of $500,000 in any calendar year ending after the date of this Agreement or $1,000,000 in the aggregate that cannot be terminated by such of the Rangeland Entities that is party thereto upon 60 days or less notice without payment of a premium or penalty, provided, however, that the term “Material Contracts” shall not include any Easements.

“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or “materiality” or a specified dollar threshold, or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect.

“Minimum Capacity Contract Requirements” means, in respect of a Capacity Contract, the requirements set forth in Schedule 1.1(e).

“Non-Compliant Capacity” means the number of MBD of rail capacity with respect to which Seller (through a Rangeland Entity), prior to the Closing Date, or Buyer (directly or through an Affiliate) following the Closing Date, enters into one or more Capacity Contracts in accordance with the requirements of this Agreement that do not meet or exceed the Minimum Capacity Contract Requirements.

“Order” means any judgment, injunction order, ruling, award, decree, writ or order that is issued by a Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments or modifications thereto.

“Parties” means Seller and Buyer, and “Party” means any of them individually.

“Permitted Lien” means:

(a) Liens for Taxes that are not yet due and payable as of the Closing Date;

(b) Liens in the nature of zoning restrictions, building and land-use and similar Laws;

(c) any Liens or title imperfection with respect to the Assets created by Buyer or resulting from any act or omission of Buyer;

(d) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, warehousemen’s, barge or ship owner’s and carriers’ liens or other similar liens, security interests or charges for liquidated amounts arising by operation of law in the ordinary course of business incidental to the conduct of the business, securing amounts the payment of which is not delinquent and that will be paid in the ordinary course of business or, if delinquent, that is being contested in good faith by appropriate proceedings with adequate reserves retained therefor or that is set forth on Schedule 1.1(f);

(e) any Lien arising under any original purchase price conditional sales contract or equipment lease that is not related to Indebtedness and that is described in Schedule 1.1(f);

(f) all non-monetary Liens, Easements, discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, overlapping of improvements, defects and irregularities in respect of real property that, individually or in the aggregate, do not (or would not if any such rights were enforced in respect of the Assets affected) materially interfere with the current operation or use of the Assets affected (including upon Completion of the Required Capital Projects) or materially reduce the value of the Assets affected;

(g) the express terms and conditions of the Material Contracts and the Easements described in any of the Schedules attached hereto;

(h) any pledge or deposit to secure any obligation under any workers or unemployment compensation Law or similar legislation or to secure any public or statutory obligation;

(i) all defects, irregularities and encumbrances that are (i) imposed by the terms and conditions of any Business Permit described in any of the Schedules attached hereto and affecting the Rangeland Entities, (ii) imposed by the terms and conditions of any Transaction Document or (iii) waived in writing by Buyer; and

(j) any Lien that will be and is released on or prior to the Closing,

provided, however, that none of the foregoing clauses (a) through (k) shall include Liens relating to or securing Indebtedness for borrowed money.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any Governmental Authority.

“Post-Closing Capital Expenditures” means the amount required after Closing to Complete the Required Capital Projects in accordance with the Required Capital Projects Plan.

“Post-Closing Committed Capacity” means the number of MBD of rail capacity with respect to which Buyer (directly or through an Affiliate), following the Closing Date, enters into Capacity Contracts meeting or exceeding the Minimum Capacity Contract Requirements.

“Pre-Closing Committed Capacity” means the number of MBD of rail capacity (which, together with Pre-Closing Non-Compliant Capacity (if any), shall not exceed 10 MBD), with respect to which Seller (through a Rangeland Entity), after the date hereof and prior to the Closing Date, enters into Capacity Contracts meeting or exceeding the Minimum Capacity Contract Requirements.

“Pre-Closing Non-Compliant Capacity” means the amount, if any, (which, together with Pre-Closing Committed Capacity (if any) shall not exceed 10 MBD) of Non-Compliant Capacity associated with Capacity Contracts entered into between the date of this Agreement and the Closing Date that Seller and Buyer mutually agree pursuant to Section 5.16 shall be used to reduce the Capacity Contracts Escrow Amount for purposes of Section 2.4.

“Pre-Closing Tax Period” means any Tax Period that ends on or before the Closing Date and the portion of any Straddle Tax Period that ends on and includes the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.1.

“Rangeland 401(k) Plan” means each Rangeland Benefit Plan that is an “employee benefit plan” within the meaning of ERISA that includes a cash or deferred arrangement under Section 401(k) of the Code.

“Rangeland Benefit Plan” means each Employee Plan under which (a) any current or former employee, officer, director, contractor or consultant of the Rangeland Entities has any present or future right to compensation or benefits and which is entered into, contributed to, sponsored by or maintained by the Rangeland Entities or (b) with respect to which the Rangeland Entities have any present or potential future liability.

“Rangeland Energy” has the meaning set forth in the Recitals.

“Rangeland Entities” has the meaning set forth in the Recitals.

“Rangeland Pipeline” has the meaning set forth in the Recitals.

“Rangeland Terminals” has the meaning set forth in the Recitals.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

“Required Buyer Filings” has the meaning set forth in Section 5.18(a).

“Required Capital Projects” means the capital projects identified in the Required Capital Projects Plan undertaken (a) at the COLT Terminal that result in the COLT Terminal having 14 rail loading arms with 120,000 Bbl/d of rail loading design capacity; eight truck unloading bays (one of which is capable of loading crude oil onto trucks) with 64,000 Bbl/d of unloading design capacity; and five internal floating roof crude oil storage tanks with an aggregate design working capacity of 600,000 barrels, and (b) at the Dry Fork Terminal that result in the Dry Fork Terminal having one internal floating roof crude oil storage tank with a design working capacity of 120,000 barrels.

“Required Capital Projects Plan” means the budget and capital project plan set forth in Schedule 1.1(g), for the conduct and the Completion of the capital projects identified therein.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 7.1(a).

“Seller Indemnified Parties” has the meaning set forth in Section 7.3(b).

“Seller Marks” has the meaning set forth in Section 5.10.

“Seller Representatives” has the meaning set forth in Section 5.8(a).

“Seller Taxes” means any and all Taxes (a) due from Seller or (b) due from the Rangeland Entities (i) for any Pre-Closing Tax Period, (ii) resulting from a breach of a representation or warranty set forth in Section 3.13 (determined without regard to any materiality qualifiers or any scheduled items) or covenant set forth in Sections 5.4 or 5.9, or (iii) by reason of the Rangeland Entities being at Closing or having been prior to Closing members of a consolidated, combined or unitary group, transferees or successors or having agreed or otherwise being liable for the Taxes of another Person.

“Statement Date” has the meaning set forth in Section 3.6(a).

“Straddle Tax Period” means any Tax period that includes but does not end on the Closing Date.

“Subject Employees” means those individuals whose names are set forth on Schedule 1.1(b).

“Subsidiary” means, with respect to a relationship of a Person to another specified Person, (a) in the case of a corporation or limited liability company, 50% or more of the securities, the holders of which are regularly entitled to vote for the election of directors or managers, is owned directly or indirectly by such specified Person, or (b) in the case of a trust, partnership or other Person, 50% or more of the beneficial interest or equity is owned directly or indirectly by such specified Person.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty, and any other tax, levy or other assessment including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, or similar tax, together with any unclaimed property or escheat and any interest or penalty thereon, (b) all liability for the payment of any amounts of the type described in clause (a) as the result of being a member of an affiliated, consolidated, combined or unitary group, or as a transferee or successor, and (c) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or clause (b).

“Tax Return” means any report, statement, form, return, election, schedule or other document or information required to be supplied to a Governmental Authority in connection with Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, including any amendment or supplement thereto.

“Terminals” has the meaning set forth in the Recitals.

“Third Party Claim” has the meaning set forth in Section 7.4(b).

“Third Party Claim Notice” has the meaning set forth in Section 7.4(b).

“Transaction Documents” means, collectively, this Agreement, the Assignment, the Escrow Agreement and all other documents delivered at the Closing pursuant to any of these agreements.

“Transfer Taxes” has the meaning set forth in Section 5.4.

“Working Capital Adjustment Statement” has the meaning set forth in Section 2.5(a)(iii).

“Working Capital Methodology” has the meaning set forth in Section 2.5(a)(ii).

1.2 Certain Interpretive Matters. Unless the context requires otherwise, (a) all references to Sections, Articles, Exhibits or Schedules are to the Sections, Articles, Exhibits or Schedules of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it herein, (c) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (d) words in the singular include the plural and vice versa, (e) the pronoun “his” refers to the masculine, feminine and neuter, (f) the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision, (g) the term “including” means “including without limitation,” and (h) with respect to the Rangeland Entities, the term “ordinary course of business” will be deemed to refer to the conduct of the COLT Business in a manner consistent with the ordinary course of business of the Rangeland Entities consistent with past custom and practice and current plans of Seller in respect of the construction and/or operation of the Assets. All references to $ or dollar amounts will be to lawful currency of the United States. To the extent the term “day” or “days” is used, it will mean calendar days. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

1.3 Disclosure Schedules. Certain information contained in the Schedules is solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or is otherwise material regarding such Person.

ARTICLE II

PURCHASE AND SALE OF EQUITY INTERESTS; CLOSING

2.1 Purchase and Sale of Equity Interests. Seller and Buyer hereby agree that upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Equity Interests, free and clear of all Liens other than transfer restrictions imposed on the Equity Interests under applicable securities Laws, for a purchase price equal to $425,000,000 (the “Purchase Price”), as such amount may be finally adjusted in accordance with Section 2.5 (the “Final Purchase Price”). BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT THE TERMS OF THIS AGREEMENT, INCLUDING THE LIMITATIONS ON, AND DISCLAIMERS OF, WARRANTIES AND REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT ARE A BARGAINED FOR AND MATERIAL PART OF THE CONSIDERATION FOR THE EQUITY INTERESTS.

2.2 Intentionally Omitted.

2.3 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones Day, 717 Texas, Suite 3300, Houston, Texas 77002-2712, on the later of December 7, 2012 and the second Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI, or such other mutually agreeable date and time (the date on which the Closing occurs, the “Closing Date”).

(b) Seller’s Closing Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

(i) a certificate duly executed by a duly authorized officer of Seller, dated as of the Closing Date, certifying as to the matters set forth in Section 6.1(a);

(ii) a duly executed assignment of the Equity Interests, in substantially the form attached to this Agreement as Exhibit A (the “Assignment”);

(iii) a certificate executed by Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations certifying that, for federal income tax purposes, Seller is not a foreign person and not itself a disregarded entity;

(iv) a duly executed counterpart of the Escrow Agreement;

(v) the Books and Records, except to the extent to be delivered by Seller following Closing in accordance with Section 5.11;

(vi) such customary certificates, affidavits (including non-imputation affidavits), and other writings necessary or appropriate to enable Buyer to purchase one or more policies of title insurance if Buyer elects to so purchase any such policy;

(vii) if applicable, evidence of an Acceptable Insurance Policy;

(viii) an updated version of Schedule 3.18, setting forth the total aggregate inventory of crude oil in the Facilities as of 7:00am Houston time on December 1, 2012, together with an ASL measurements run on second Business Day immediately preceding the Closing Date; and

(ix) all other documents, certificates, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement, including evidence of payoff and termination of the Credit Agreement in accordance with Section 5.15.

(c) Buyer’s Closing Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver the following to Seller:

(i) a certificate duly executed by a duly authorized officer of the general partner of Buyer, dated as of the Closing Date, certifying as to the matters set forth in Section 6.2(a);

(ii) a duly executed counterpart of the Assignment;

(iii) the Purchase Price, less the Capacity Contracts Escrow Amount and the General Escrow Amount, by direct bank deposit or wire transfer in same day funds to the account(s) designated by Seller;

(iv) evidence of the deposit of the Capacity Contracts Escrow Amount and the General Escrow Amount with the Escrow Agent;

(v) a duly executed counterpart of the Escrow Agreement; and

(vi) all other documents, certificates, instruments and writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

2.4 Escrow.

(a) A portion of the Purchase Price equal to the General Escrow Amount plus the Capacity Contracts Escrow Amount shall be deposited into the Escrow Account by Buyer at Closing. “Capacity Contracts Escrow Amount” means an amount equal to $10,000,000, less: an amount (rounded up to the nearest $10,000) equal to the product of (i) $1,000,000 multiplied by (ii) the sum of (A) the Pre-Closing Committed Capacity and (B) the Pre-Closing Non-Compliant Capacity.

(b) During the period from the Closing until the Capacity Contract Deadline, to the extent any of the Capacity Contracts Escrow Amount remains on deposit in the Escrow Account at the relevant time, Buyer shall, within 2 Business Days of entering into any Capacity Contract, unconditionally instruct the Escrow Agent to release to Seller an amount of the Capacity Contracts Escrow Amount (rounded up to the nearest $10,000 and which amount shall not exceed the Capacity Contracts Escrow Amount that remains on deposit in the Escrow Account) equal to the product of (i) $1,000,000 multiplied by (ii) the sum of (A) the Post-Closing Committed Capacity under such Capacity Contract and (B) the amount of any Non-Compliant Capacity under such Capacity Contract as determined pursuant to Section 5.16(c).

(c) Any of the Capacity Contracts Escrow Amount on deposit in the Escrow Account as of the Capacity Contract Deadline, together with interest or other earnings accrued thereon, shall be disbursed to Buyer and shall be considered a reduction of the Purchase Price for purposes of this Agreement, and Buyer and Seller shall unconditionally instruct the Escrow Agent to effect such disbursement.

(d) During the period from the Closing until the first Business Day 12 months after the Closing Date, to the extent any of the General Escrow Amount remains on deposit in the Escrow Account at the relevant time, Buyer may deliver a payment notice to the Escrow Agent to release to Buyer any amount that becomes due to any Buyer Indemnified Party pursuant to Article VII of this Agreement.

(e) Any of the General Escrow Amount on deposit in the Escrow Account as of the first Business Day 12 months after the Closing Date, together with interest or other earnings accrued thereon, shall be disbursed to Seller as part of the Purchase Price under this Agreement, and Buyer and Seller shall unconditionally instruct the Escrow Agent to effect such disbursement.

(f) For purposes of determining the remaining funds on deposit in the Escrow Account at any time, the General Escrow Amount (together with any interest or earnings accrued thereon) and the Capacity Contracts Escrow Amount (together with any interest or earnings accrued thereon) shall not be deemed commingled with each other.

(g) Notwithstanding the foregoing, to the extent any amount of the General Escrow Amount or Capacity Contracts Escrow Amount is the subject of any dispute between the Parties at the time upon which such amount would otherwise be required to be released from the Escrow Account pursuant to this Section 2.4, such amount shall not be released and shall remain in the Escrow Account and shall be released to the appropriate Party upon final resolution of such dispute in accordance with this Agreement, at which time Buyer and Seller shall direct the Escrow Agent to distribute such funds in accordance with such final resolution of the dispute.

2.5 Purchase Price Adjustment.

(a) Net Working Capital.

(i) Not more than 10 Business Days nor less than two Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate setting forth Seller’s good faith estimate, as of the then anticipated date of Closing, of Net Working Capital and the components thereof (the “Estimated Net Working Capital”). If the Estimated Net Working Capital is less than $1,500,000, then the Purchase Price shall be decreased by the amount of such deficiency; if the Estimated Net Working Capital is greater than $1,500,000, then the Purchase Price shall be increased by the amount of such excess.

(ii) As used in this Agreement, “Net Working Capital” means the current assets (as customarily referred to under, and calculated on a combined basis in accordance with, GAAP, consistently applied, except as otherwise stated in Schedule 2.5(a)) of the Rangeland Entities as of 11:59pm Houston time on the day immediately prior to Closing, minus the sum of (a) the current liabilities (as customarily referred to under, and calculated on a combined basis in accordance with, GAAP, consistently applied, except as otherwise stated in Schedule 2.5(a)) of the Rangeland Entities as of 11:59pm Houston time on the day immediately prior to Closing, (b) the Indebtedness of the Rangeland Entities (excluding Indebtedness under the Credit Agreement) and (c) to the extent not reflected in clauses (a) or (b) above, the Post-Closing Capital Expenditures, consistent with and subject in each case to the Working Capital Methodology. For the avoidance of doubt, the Parties agree that Schedule 2.5(b) sets forth the calculation of the Net Working Capital as of September 30, 2012. The Net Working Capital as of the Closing Date shall be prepared using the same accounting methodology, assumptions, adjustments, estimates and accounting policies, principles and procedures, with consistent classifications, judgments and estimation methodology, that were used to calculate the Net Working Capital as of September 30, 2012, to the extent consistent with GAAP (collectively, the “Working Capital Methodology”). All determinations of the Net Working Capital shall be made disregarding the effect of any accounting or Tax elections or adjustments made at or subsequent to the Closing.

(iii) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a schedule setting forth the final Net Working Capital as of the Closing Date (the “Closing Net Working Capital”) and the components thereof (the “Working Capital Adjustment Statement”).

(iv) Buyer shall provide Seller with all reasonable access during normal business hours to the working papers, accounting and other books and records of the Rangeland Entities to the extent required to review Buyer’s preparation of the Working Capital Adjustment Statement.

(v) The Working Capital Adjustment Statement shall become final and binding upon the Parties on the date that is 30 days after the date of delivery thereof by Buyer unless Seller gives written notice of its bona fide disagreement (a “Dispute Notice”) to Buyer prior to such date, in which case such Working Capital Adjustment Statement (as so adjusted pursuant to this Section 2.5) shall become final and binding on the earlier of (A) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Dispute Notice and (B) the date upon which the Final Statement is issued by the Expert (as defined below).

(vi) Any Dispute Notice shall specify in reasonable detail the item, dollar amount, and basis of any disagreement asserted together with supporting documentation and other data as is reasonably necessary to provide substantiation thereof.

(b) Dispute Resolution.

(i) During the 15 days following the date upon which Buyer receives a Dispute Notice, Seller and Buyer shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Dispute Notice. If at the end of such 15-day period (or earlier by mutual agreement) Buyer and Seller have not reached agreement on all such matters, Buyer and Seller may mutually agree to extend the time to resolve in writing any differences that they may have with respect to all matters specified in the Dispute Notice. In the absence of any such extension or upon the termination of any such extension without any additional extensions, the matters that remain in dispute may be submitted by either Party to Grant Thornton LLP (or, if Grant Thornton LLP is not willing or able to serve in such capacity, a nationally recognized independent accounting firm agreed to by the Parties in writing) (the “Expert”) for review and resolution.

(ii) Not more than 5 days after either Party has submitted such remaining disputed matters to the Expert for resolution, each Party shall submit to the Expert any supporting materials and calculations with regard to any amounts in dispute in the Working Capital Adjustment Statement. The Expert shall render a decision resolving the matters within 30 days thereafter, unless the Parties reach prior agreement and withdraw the dispute from the Expert. At the time the Expert renders its decision, it shall provide a written statement of findings and conclusions regarding the Working Capital Adjustment Statement and any disputed amounts set forth therein and shall issue a statement (the “Final Statement”) reflecting such decisions.

(iii) The decision of the Expert in respect of a Dispute Notice shall be final and binding on the Parties in respect of the matters covered by such Dispute Notice. In connection with a dispute, the fees and expenses of the Expert shall be borne equally by Buyer and Seller. The fees and disbursements of Seller’s independent advisors incurred in connection with the Final Statement shall be borne by Seller, and the fees and disbursements of Buyer’s independent advisors incurred in connection with the Final Statement shall be borne by Buyer.

(c) Payments.

(i) If the Closing Net Working Capital (as finally determined pursuant to the procedures set forth in this Section 2.5) is less than the Estimated Net Working Capital, Seller shall pay such difference to Buyer. If the Closing Net Working Capital (as finally determined pursuant to the procedures set forth in this Section 2.5) exceeds the Estimated Net Working Capital, Buyer shall pay such difference to Seller.

(ii) A Party owing any amount to the other Party in accordance with Section 2.5(c)(i) shall pay such amount, not later than 10 days after the date on which the Closing Net Working Capital (as finally determined pursuant to the procedures set forth in this Section 2.5) is finally determined in accordance with this Section 2.5, by wire transfer of immediately available funds to the account or accounts specified by such other Party, together with interest at an annual rate equal to the prime rate published in The Wall Street Journal on such date calculated from, but not including, the Closing Date until, and including, the date paid.

(d) Straddle Tax Period. The Purchase Price shall be decreased by the amount of any ad valorem, personal property and similar Taxes for a Straddle Tax Period that are allocated to Seller pursuant to Section 5.9(a). Any payment or reimbursement required after the Closing to give effect to this Section 2.5(d) shall be made promptly by the relevant Party.

2.6 Actions. All actions that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no action will be deemed taken nor any document executed and delivered until all such actions have been taken, and all such documents have been executed and delivered.

2.7 Purchase Price Allocation. The Parties acknowledge and agree that the purchase and sale of the Equity Interests pursuant to this Agreement will be treated as a purchase and sale of the Assets for federal income tax purposes (and for purposes of any applicable state taxes that follow the federal income tax treatment). Seller and Buyer have agreed in writing to the allocation of the total consideration hereunder for the Assets among the Assets as described in Schedule 2.7. Buyer and Seller shall each file or cause to be filed IRS Form 8594 (Asset Acquisition Statement) for its taxable year that includes the Closing Date in a manner consistent with the allocation set forth on Schedule 2.7. In the event that any adjustment is required to be made to the asset allocation set forth on Schedule 2.7 as a result of any adjustment to the consideration paid hereunder (and for this purpose, any payments from one Party to the other under this Agreement after the Closing Date shall be treated as an adjustment to the consideration paid hereunder), the Parties agree to consult in good faith on such adjustment and how such adjustment should be reflected in the allocation hereunder. Seller and Buyer further agree not to take any Tax position inconsistent with any such allocation in connection with (a) any examination of their respective Tax Returns or any refund claims; or (b) any litigation, investigations or other proceedings involving any of their respective Tax Returns, except as required following a final determination by the Internal Revenue Service or a court of competent jurisdiction or upon the consent of the other Party (not to be unreasonably conditioned or delayed).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the representations and warranties to Buyer set forth in this Article III subject, where indicated, to the Schedules attached hereto.

3.1 Organization and Qualification.

(a) Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite limited liability company power and authority to own, lease and operate its property and assets as currently owned, leased and operated and to carry on its business as it is now being conducted, and (iii) is qualified or licensed to do business as a foreign limited liability company, and is in good standing, in each jurisdiction in which it is required to be so qualified or licensed, except where such failure would not adversely affect its ability to perform its obligations under this Agreement.

(b) Each of the Rangeland Entities is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite limited liability company power and authority to own, lease and operate the COLT Business and the Assets as currently owned, leased and operated and to carry on its business as it is now being conducted and as reasonably expected by Seller to be conducted on Completion of the Required Capital Projects. True and complete copies of the Organizational Documents of the Rangeland Entities, and true and complete copies of all records of meetings, member actions and manager actions kept by the Rangeland Entities have been made available to Buyer.

(c) Each of the Rangeland Entities is qualified or licensed to do business as a foreign limited liability company or limited partnership, as applicable, and is in good standing, in each jurisdiction in which ownership of property or the conduct of the COLT Business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing will not have a Material Adverse Effect.

3.2 Capitalization.

(a) Seller is the legal and beneficial owner of all of the Equity Interests, and the Equity Interests constitute all of the issued and outstanding equity interests of Rangeland Energy. The Equity Interests have been duly authorized and validly issued and are fully paid, and are owned by Seller, free and clear of all Liens, other than transfer restrictions imposed on the Equity Interests under applicable securities Laws.

(b) Rangeland Energy is the legal and beneficial owner of all of the issued and outstanding equity interests in each of Rangeland Terminals and Rangeland Pipeline. Such interests have been duly authorized and validly issued and are fully paid, and are owned by Rangeland Energy, free and clear of all Liens, other than (i) transfer restrictions imposed on such interests under applicable securities Laws and (ii) Liens under the Credit Agreement, which Liens under the Credit Agreement will be released at or prior to the Closing.

(c) There are no outstanding (A) securities convertible into or exchangeable for the equity interests of any of the Rangeland Entities, (B) options, warrants, or other rights to purchase or subscribe for the equity interests of any of the Rangeland Entities, (C) contracts, commitments, agreements, understandings, or arrangements of any kind relating to the issuance of any equity interest in any of the Rangeland Entities or any such convertible or exchangeable securities or any such options, warrants, or rights, pursuant to which any of the Rangeland Entities, the Assets, Seller or its property is subject or bound or (D) interests of any Person that would dilute the interests of Seller in Rangeland Energy, or Rangeland Energy in Rangeland Terminals or Rangeland Pipeline.

(d) Neither Seller nor any of the Rangeland Entities has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of the Equity Interests or the equity interests in either of Rangeland Terminals and Rangeland Pipeline, or to provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any other Person. Except for this Agreement, there is no voting trust or agreement, operating agreement, partnership agreement, pledge agreement, buy-sell agreement, agreement with any employee of any of the Rangeland Entities, right of first refusal, preemptive right, or proxy relating to any equity interests of any of the Rangeland Entities or any equity securities or securities convertible into the equity securities of any of the Rangeland Entities. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Rangeland Entities.

(e) Rangeland Energy has no Subsidiaries other than Rangeland Terminals and Rangeland Pipeline and has never owned, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person. Neither Rangeland Terminals nor Rangeland Pipeline has, or has ever had, any Subsidiaries, and neither of them owns or has ever owned, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person.

3.3 Authority. Seller has all requisite limited liability company authority and power to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all required limited liability company action on the part of Seller, and no other proceedings on the part of Seller, including all required limited liability company approvals of Seller, are necessary to authorize the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents. This Agreement has been, and the other Transaction Documents will be, duly and validly executed and delivered by Seller and, assuming the Transaction Documents are duly authorized, executed and delivered by Buyer, the Transaction Documents shall constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally and, as to enforceability, general equitable principles (whether considered in a proceeding in equity or at Law), and considerations of public policy, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers.

3.4 No Conflicts. Neither the execution and delivery of the Transaction Documents by Seller nor the consummation of the transactions contemplated by the Transaction Documents by Seller do or will: (a) violate any provision of the Organizational Document of Seller or any of the Rangeland Entities; (b) require the consent, waiver, authorization, filing with, notification to or approval or any other action of any Governmental Authority; (c) result in a material violation or breach of, or termination of, or constitute (with or without notice or lapse of time) a material default under (or give rise to any Lien or right of termination, cancellation, acceleration, or any obligation to repay), any of the terms, conditions, or provisions of the Credit Agreement or any indenture, mortgage, note, bond, Material Contract, Business Permit, or other instrument or obligation to which Seller or any of the Rangeland Entities is a party or by which Seller or any of the Rangeland Entities, or any of their respective properties or assets may be bound; or (d) violate in any material respect any Law applicable to Seller or any of the Rangeland Entities, or by which any of their respective properties or assets may be bound.

3.5 Compliance with Law.

(a) Each of the Rangeland Entities has at all times complied in all material respects with all applicable Laws, and none of the Rangeland Entities has received any written notice of, or been charged with, a violation of any applicable Laws, which violation has not been finally resolved without further liability. No investigation, proceeding or review by any Governmental Authority is pending or, to the Knowledge of Seller, threatened against any of the Rangeland Entities with respect to a violation of any applicable Law.

(b) Each of the Rangeland Entities currently holds all material permits, licenses, franchises, variances, exemptions, Orders, certifications, memberships, consents, or approvals that are necessary for the Rangeland Entities to conduct the COLT Business as currently conducted and as reasonably expected by Seller to be conducted on Completion of the Required Capital Projects (collectively, the “Business Permits”) and each such Business Permit is in full force and effect. Schedule 3.5(b) sets forth a true and complete list of the Business Permits. None of the Rangeland Entities is in violation in any material respect (and, to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time or both, would constitute such a violation) of the terms of any Business Permit, and no proceedings are pending, or to the Knowledge of Seller, threatened in writing, with respect to any Business Permit that could reasonably be expected to result in the revocation of, or loss of any material benefits under, any Business Permit or the imposition of any material fine or sanction. None of the Rangeland Entities has received any written communication that any of the Business Permits are not currently in good standing or that the any of the Rangeland Entities is in default under or in breach or violation of any Business Permit.

(c) Except (i) as contemplated by Section 5.3 (Antitrust Laws) and (ii) notifications or filings (but not consents or approvals) customarily made post-Closing, no consent, approval, or authorization of, filing, registration, or qualification with or notification to, any Governmental Authority or any other Person (on the part of Seller or any of the Rangeland Entities) is required in connection with or as a condition to the execution and delivery of the Transaction Documents by Seller or the performance of its obligations under the Transaction Documents.

(d) Notwithstanding the foregoing, Seller makes no representations or warranties in this Section 3.5 with respect to Environmental Laws (including Environmental Permits), for which the sole representations and warranties of Seller are set forth in Section 3.16.

3.6 Financial Statements.

(a) Attached hereto as Schedule 3.6(a) are (i) the audited consolidated balance sheets and statements of income, cash flow and members’ equity of Rangeland Energy as of and for the years ended December 31, 2011 (the “Statement Date”) and December 31, 2010, which include financial information with respect to the Rangeland Entities, together with all related notes and accompanied by the reports thereon of Seller’s independent auditors (the “Audited Financial Statements”), and (ii) Rangeland Energy’s consolidated unaudited balance sheet as at September 30, 2012 and related unaudited statement of income and cash flows for the period ended September 30, 2012, which include financial information with respect to the Rangeland Entities, together with all related notes and schedules thereto (collectively, the “Interim Financial Statements”).

(b) Each of the Audited Financial Statements has been prepared from the books and records of Rangeland Energy in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes related thereto). Each of the Interim Financial Statements has been prepared in accordance with GAAP (except that such unaudited financial statements do not contain all footnotes required under GAAP and are subject to normal year-end adjustments). Each of the Audited Financial Statements and the Interim Financial Statements presents fairly in all material respects the consolidated financial position, results of operations, cash flows and members’ equity of Rangeland Energy as of the dates thereof and for the periods covered thereby, in each case except as disclosed in the Audited Financial Statements or Interim Financial Statements (or in the notes thereto).

(c) Rangeland Energy’s accountants have not advised Rangeland Energy of, and Seller does not have Knowledge of, any significant deficiencies in Rangeland Energy’s internal accounting controls.

3.7 Absence of Changes. Since the Statement Date, there has not been any damage, destruction or loss, whether or not covered by insurance, that has not been fully repaired or restored, with respect to the Assets having a replacement cost of more than $1,000,000 for any single loss or $2,000,000 for all such losses and there has not otherwise been any change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.8 No Undisclosed Liabilities. The Rangeland Entities have no Indebtedness, obligations, or other liabilities, whether accrued, absolute, or contingent (“Liabilities”), of any nature, except Liabilities that (i) are accrued or reserved against in the Interim Financial Statements or reflected in the notes thereto, (ii) were incurred in the ordinary course of business since September 30, 2012, (iii) are not, individually or in the aggregate, material to the Rangeland Entities, or (iv) are not required to be reflected on a balance sheet in accordance with GAAP or disclosed in the notes thereto.

3.9 Litigation. There is no material action, claim, suit, investigation or proceeding pending, or, to the Knowledge of Seller, threatened, in writing against or involving (a) Seller (with respect to the COLT Business or any of the Rangeland Entities), (b) any of the Rangeland Entities or (c) any of the Assets, whether governmental, public, or private. None of Seller (with respect to the COLT Business or any of the Rangeland Entities) or any of the Rangeland Entities is subject to any material outstanding judgment, order or decree of any Governmental Authority.

3.10 Title to Assets; Easements.

(a) The Rangeland Entities have good and marketable title to the real property indicated in Schedule 3.10(b) as owned in fee title, a valid leasehold interest in the real property indicated in Schedule 3.10(b) as leased, and good and valid title to, or a valid leasehold interest in, all personal property (whether tangible or intangible) that is included in the Assets (except for Easements, which are addressed elsewhere in this Section 3.10), in each case free and clear of any Liens, other than Permitted Liens.

(b) Schedule 3.10(b) contains a materially true and correct (i) legal description of each parcel of real property owned in fee title by any Rangeland Entity, and (ii) list of all real property leased by any Rangeland Entity, such list containing the name and date of each applicable instrument, the parties thereto, and a description of the real property leased thereunder.

(c) Except as set forth on Schedule 3.10(c), to the Knowledge of Seller, (i) all of the improvements (whether real, personal or mixed property) and personal property, including all constituent components thereof, owned by the Rangeland Entities (including the Facilities) are, in all material respects, in good operating condition (ordinary wear and tear excepted), (ii) none of the tangible assets of the Rangeland Entities is subject to structural defects, (iii) no condition exists requiring material repairs, alterations or corrections and (iv) none of the improvements located on the real property owned by the Rangeland Entities constitutes a legal non-conforming use or otherwise requires any special dispensation, variance or special permit under any Laws. The real property owned by the Rangeland Entities is not subject to any leases, rights of first refusal, options to purchase or rights of occupancy of any third party. There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any real property owned by the Rangeland Entities, and none of the Seller or the Rangeland Entities has received any written notice, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(d) Each easement, license, right-of-way, servitude, instrument creating an interest in real property and similar rights related to real property, including all amendments thereto used or held for use in the conduct of the COLT Business (collectively, “Easements”) is legal, valid, binding, enforceable and in full force and effect and none of the Rangeland Entities is in material breach of or material default under any such Easement, and to the Knowledge of Seller, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the revocation, limitation, termination or modification of, or acceleration of rent under, any such Easement. The COLT Connector is situated entirely within the Easements and the real property owned or leased by the Rangeland Entities, with no gaps or breaks in continuity (including a gap or break arising as a result of any breach by any Rangeland Entity of the terms of any Easement).

(e) The Assets constitute all of the material assets used in or held for use in the business of the Rangeland Entities and are sufficient, in all material respects, for the conduct of the COLT Business in the manner in which it has been conducted and in the manner in which it is reasonably expected by Seller to be conducted upon Completion of the Required Capital Projects.

3.11 Material Contracts. Schedule 3.11(a) sets forth all Material Contracts. As to each Material Contract, (a) a true and complete copy has been made available to Buyer, (b) it is valid, binding, and in full force and effect and is enforceable against the applicable Rangeland Entity, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and considerations of public policy, (c) each of the Rangeland Entities has performed in all material respects its obligations required to be performed to date under such Material Contracts, (d) to the Knowledge of Seller, there has not occurred any termination event or any material default or event that with the lapse of time or the giving of notice could constitute a default by any other party thereunder, (e) no notice of breach or default under, or any significant dispute with respect to, or any claim for indemnification, or any other pending claims thereunder, exists or has been delivered to or from Seller or any of the Rangeland Entities, except to the extent such matter has been fully resolved in accordance with such Material Contract without any ongoing liability of any of the Rangeland Entities with respect thereto, and (f) no counterparty has notified Seller or any of the Rangeland Entities in writing of (i) the termination of such Material Contract or (ii) any current specific intent to do so (whether or not subject to contingencies).

3.12 Affiliate and Related Party Transactions. Except as set forth on Schedule 3.12, neither Seller or its Affiliates nor any of the members, managers, partners, directors, officers and other Affiliates (other than, for this purpose, any of the Rangeland Entities) of any of the Rangeland Entities (collectively, the “Related Persons”) (a) is a party to any agreement, contract, commitment or transaction with any of the Rangeland Entities or has any interest in any assets or property used in the COLT Business, (b) owes any amount to any of the Rangeland Entities nor does any of the Rangeland Entities owe any amount to (or has committed to make any loan or extend or guarantee credit to or for the benefit of) any Related Person, (c) is involved in any business arrangement or other relationship with any of the Rangeland Entities, or (d) has any claim or cause of action against any of the Rangeland Entities.

3.13 Taxes.

(a) All Tax Returns required to be filed by the Rangeland Entities or with respect to any of the Assets have been timely filed with the appropriate Governmental Authority and all such returns are true, correct and complete in all material respects, and all Taxes due from the Rangeland Entities or with respect to the Assets have been timely paid in full.

(b) All Tax withholding and deposit requirements imposed on or with respect to the Rangeland Entities or their employees or with respect to the income or operations of the Rangeland Entities have been timely satisfied in full in all respects.

(c) There are no Liens on any of the Assets that arose in connection with any failure to pay any Tax.

(d) Except for Taxes that may be accrued, but not yet due, for any Straddle Tax Period, there is no claim pending by any Governmental Authority in connection with any Tax imposed on the Rangeland Entities or with respect to the Assets.

(e) None of the Tax Returns required to be filed by the Rangeland Entities or with respect to the Assets is under audit or examination by any Governmental Authority.

(f) There are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return relating to Taxes imposed on the Rangeland Entities or with respect to the Assets or the assessment or collection of any Tax imposed on the Rangeland Entities or with respect to the Assets.

(g) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Rangeland Entities.

(h) None of the Rangeland Entities is a party to any Tax sharing, allocation or indemnity agreement or arrangement with, and has no any obligation to indemnify or make a payment to, any Person in respect of any Tax for any past, current or future period, including (i) pursuant to Treasury Regulation § 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law) or otherwise as a result of having been a member of a group filing Tax Returns on an affiliated, consolidated, combined, unitary or similar basis, (ii) as a transferee or successor (other than a group of which Rangeland Energy was the parent entity) or (iii) by contract or otherwise.

(i) To the Knowledge of Seller, no claim has been made by any Governmental Authority in a jurisdiction where any of the Rangeland Entities does not file a Tax Return that it is or may be subject to taxation in that jurisdiction.

(j) The Rangeland Entities have not entered into any agreement or arrangement with any Governmental Authority that (i) requires the Rangeland Entities to take any action or to refrain from taking any action in order to secure Tax benefits not otherwise available or (ii) would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(k) None of the Assets is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond-financed property” (within the meaning of Section 168(g)(5) of the Code.

(l) Each of the Rangeland Entities is now, and, except for Rangeland Energy (which has been either a partnership or disregarded as an entity separate from its owner since its date of formation for federal income tax purposes), has been since its date of formation, disregarded as an entity separate from its owner for federal income tax purposes.

(m) Seller is not a “foreign person” within the meaning of Code Section 1445(f)(3), and if Seller is disregarded as an entity separate from its owner for federal income tax purposes, then its owner is not a “foreign person” within such definition.

3.14 Brokerage Agreements. None of Seller or any of the Rangeland Entities has entered (directly or indirectly) into any agreement with any Person for the payment of any commission, brokerage or “finder’s fee” in connection with the transactions contemplated by this Agreement for which Buyer, any of Buyer’s Affiliates or any of the Rangeland Entities would be liable.

3.15 Employees and Employee Plans.

(a) Seller has delivered to Buyer a true and complete schedule that sets forth the name, employing entity, job title, annualized salary or hourly rate of pay, status as exempt or non-exempt under the FLSA, prior years’ bonus, date of hire, leave status (including nature of such leave and its expected duration) of each Subject Employee. All of the Subject Employees are employed by Rangeland Energy.

(b) Schedule 3.15(b) sets forth a true and complete list of each Rangeland Benefit Plan.

(c) Except for the individuals set forth on Schedule 3.15(c), the Subject Employees are the only individuals whose principal job is providing services to the Rangeland Entities.

(d) Neither Rangeland Energy nor any of its ERISA Affiliates have and at no time in the past have sponsored or contributed to, or have or have had any liability or obligation in respect of, (i) a plan subject to the requirements of Title IV of ERISA or (ii) a “multiemployer plan” as defined in section 3(37) of ERISA.

(e) Each Rangeland Benefit Plan has been established and maintained in compliance with its terms and is in compliance with all applicable Laws, including ERISA and the Code, (ii) there are no material actions, claims, suits, investigations or proceedings pending or, to the Knowledge of Seller, threatened with respect to any Rangeland Benefit Plan and (iii) each Rangeland Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code and has received a favorable determination or opinion letter to that effect from the Internal Revenue Service that has been made available to Buyer, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code, and to the Knowledge of Seller no event has occurred since the date of such determination or opinion that Seller reasonably expects would adversely affect such determination or exemption.

(f) The consummation of the transactions contemplated by this Agreement or by the other Transaction Documents will not: (1) entitle any current or former employee of the Rangeland Entities to severance pay, unemployment compensation or any similar payment; (2) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of the Rangeland Entities; or (3) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

(g) With respect to the Subject Employees, Seller has complied with all labor and employment Laws and provided such Subject Employees with all wages and other compensation owed. No Rangeland Entity is a party to nor bound by any collective bargaining agreement or other contract with any labor union and no such contract is being negotiated. With respect to the Subject Employees, no representation election or union organizing campaign is pending or, to the Knowledge of Seller, threatened.

3.16 Environmental Matters. Notwithstanding any provision to the contrary, the representations and warranties contained in this Section 3.16 are the sole and exclusive representations and warranties of Seller pertaining or relating to matters arising under or with respect to applicable Environmental Laws.

(a) The Rangeland Entities, the Assets and the Facilities and operations thereat are and, within all applicable statute of limitation periods, have been in compliance in all material respects with all Environmental Laws.

(b) All material Environmental Permits for conducting the operation of the Assets and Facilities as they are currently being operated (or as expected by Seller to be operated on Completion of the Required Capital Projects) have been obtained by the Rangeland Entities and are in full force and effect, and to the Knowledge of Seller none of the Rangeland Entities has received written notice that any such existing Environmental Permit will be revoked or any pending application for any new material Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c) None of the Rangeland Entities is subject to any action, suit, claim, demand, inquiry, notice, proceeding or, to the Knowledge of Seller, investigation, alleging noncompliance with, or potential liability under, any Environmental Law and, to the Knowledge of the Seller, there are no conditions or circumstances relating to the environment, Hazardous Materials, any natural resources, public or workplace health or safety that Seller reasonably expects would result in the receipt of such action, suit, claim, demand, investigation, inquiry, notice, or proceeding.

(d) Except as set forth in Schedule 3.16, (i) as to any date prior to the commencement of any of the Rangeland Entities’ ownership or occupation of any of the Assets, to the Knowledge of Seller, there has been no Release of any Hazardous Materials at, on, under or from any of the Assets upon which the Facilities are located except for such Releases that do not require investigation or remediation pursuant to Environmental Law, and (ii) as to any date on or after the commencement of any of the Rangeland Entities’ ownership or occupation of any of the Assets, there has been no Release of any Hazardous Materials at, on, under or from any of the Assets upon which the Facilities are located except for such Releases that do not require investigation or remediation pursuant to Environmental Law.

(e) Except as set forth in Schedule 3.16, none of the Rangeland Entities has received written notice alleging any of their respective obligations to investigate or remediate any alleged Release of any Hazardous Materials at any real property upon which the Facilities are located and, to the Knowledge of the Seller, there are no conditions or circumstances in existence that Seller reasonably expects would result in the receipt of such notice.

(f) None of the Rangeland Entities has assumed or retained by contract or operation of law any material liabilities under any Environmental Law regarding any Hazardous Materials (other than obligations under the Material Contracts and customary indemnity provisions contained in supplier, construction or service contracts entered into in the ordinary course of business).

(g) To the Knowledge of Seller, there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the Rangeland Entities’ operations that Seller reasonably expects would form the basis for a clam for material damages or compensation.

(h) Seller has made available to Buyer, in written or electronic format, complete and correct copies of all final environmental site assessment reports, studies and analyses prepared by third parties and in Seller’s or any of the Rangeland Entities’ possession or control and addressing potentially material liabilities or obligations under Environmental Law or with respect to Environmental Permits or Hazardous Materials and relating to or arising out of any of the ownership or operation of any of the Facilities and Assets.

3.17 Bank Accounts; Power of Attorney. Schedule 3.17 contains a complete and correct list of the names, account numbers and locations of all bank, trust, checking, savings, custody and other accounts (including any trading or other accounts maintained with any brokerage, investment banking or commodity trading firms) of any of the Rangeland Entities or the COLT Business, a list of all Persons authorized to make withdrawals or other transfers from, or who have access to, such accounts. Except as set out in Schedule 3.17, no Person holds a power of attorney to act on behalf of any of the Rangeland Entities.

3.18 Inventory. Schedule 3.18 sets forth the total aggregate inventory of crude oil in the Facilities as of 7:00am Houston time on November 1, 2012.

3.19 Intellectual Property. The Rangeland Entities own, license or otherwise have a valid right to use, free and clear of Liens (other than Permitted Liens) all material intellectual property that is necessary for the Rangeland Entities to conduct their business as it is currently being conducted and as reasonably expected by Seller to be conducted on Completion of the Required Capital Projects. To the Knowledge of Seller, the conduct of the COLT Business as currently conducted (or as reasonably expected by Seller to be conducted upon Completion of the Required Capital Projects) does not materially conflict with, and has not infringed or misappropriated, any intellectual property rights of others. To the Knowledge of Seller, there is no material infringement of any proprietary right owned by or licensed by or to either of the Rangeland Entities.

3.20 Insurance. Schedule 3.20 contains (a) a true and complete list of all insurance policies (all of which are in full force and effect) that as of the date of this Agreement cover the

Rangeland Entities, the Assets or the COLT Business, and (b) a true and complete list of each claim made under any such insurance policy, including a brief description of the claim and its resolution. As of the date of this Agreement, there is no material claim pending under any such policies, and the Rangeland Entities have not received notice of cancellation or non-renewal of, premium increase with respect to, or alteration of coverage under, any such insurance policies. All premiums due on such insurance policies have either been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of each insurance policy. Except as specifically noted on Schedule 3.20, all such policies are held by the Rangeland Entities.

3.21 Disclaimers.

(a) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.3(b)(i), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES), IN ALL CASES IN RESPECT OF THE COLT BUSINESS, THE RANGELAND ENTITIES, THE EQUITY INTERESTS, OR ANY OF THE ASSETS, INCLUDING WITH RESPECT TO (A) THE OPERATION OF THE COLT BUSINESS AFTER THE CLOSING OR (B) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COLT BUSINESS AFTER THE CLOSING.

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.3(b)(i), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENT, CHARACTER OR NATURE OF ANY MEMORANDUM OR REPORT OF ANY CONSULTANT RELATING TO THE ASSETS, (III) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS OR THE COLT BUSINESS, (IV) THE ENVIRONMENTAL CONDITION OR REGULATORY STATUS OF THE FACILITIES (V) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VI) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS EMPLOYEES,

AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE RECEIVING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, AND (VIII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. NOTHING IN SECTION 4.8 OR THE FOREGOING SENTENCE SHALL BE CONSTRUED OR INTERPRETED TO RESTRICT, LIMIT, DIMINISH OR OTHERWISE ADVERSELY AFFECT BUYER’S RIGHT TO CLAIM BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT AND TO SEEK REMEDY FOR SUCH BREACH PURSUANT TO THE TERMS OF THIS AGREEMENT OR SUCH TRANSACTION DOCUMENT, AS APPLICABLE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the representations and warranties to Seller set forth in this Article IV.

4.1 Organization and Qualification. Buyer is (i) a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite limited partnership power and authority to own, lease and operate its property and assets as currently owned, leased and operated and to carry on its business as it is now being conducted, and (iii) is qualified or licensed to do business as a foreign limited partnership, and is in good standing, in each jurisdiction in which it is required to be so qualified or licensed, except where such failure would not adversely affect its ability to perform its obligations under this Agreement.

4.2 Authority. Buyer has all requisite limited partnership power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all required limited partnership action on the part of Buyer, and no other proceedings on the part of Buyer, including all required limited partnership approvals of Buyer, are necessary to authorize the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents. This Agreement has

been, and the other Transaction Documents will be, duly and validly executed and delivered by Buyer, and, assuming the Transaction Documents have been duly authorized, executed, and delivered by Seller, the Transaction Documents shall constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally and, as to enforceability, general equitable principles (whether considered in a proceeding in equity or at Law), and considerations of public policy, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers.

4.3 No Conflicts. Neither the execution and delivery of the Transaction Documents by Buyer nor the consummation of the transactions contemplated by the Transaction Documents by Buyer do or will: (a) violate any provision of the limited partnership agreement or any other constituent document of Buyer; (b) other than under any Antitrust Law, require the consent, waiver, authorization, filing with, notification to or approval or any other action of any Governmental Authority; (c) other than any consent required under the Buyer’s credit agreement, result in a material violation or breach of or termination of, or constitute (with or without notice or lapse of time) a material default under (or give rise to any right of termination, cancellation, acceleration, or any obligation to repay), any of the terms, conditions, or provisions of any indenture, mortgage, note, bond, encumbrance, license, contract, lease, franchise, permit, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or give rise to any Lien; or (d) violate any Law applicable to Buyer or by which any of its properties or assets may be bound.

4.4 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of Buyer, threatened in writing against Buyer before any court, arbitrator, or governmental or regulatory body or authority that would reasonably be expected to prevent, delay or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement by Buyer.

4.5 Brokerage Agreements. Buyer has not entered (directly or indirectly) into any agreement with any Person for the payment of any commission, brokerage or “finder’s fee” in connection with the transactions contemplated by this Agreement for which Seller or any of Seller’s Affiliates would be liable.

4.6 Investment Intent. Buyer is acquiring the Equity Interests for its own account for investment and not with a view towards the resale, transfer, or distribution thereof, nor with any present intention of distributing the Equity Interests, in violation of the Securities Act, other applicable federal or state securities laws and the rules and regulations promulgated thereunder. Buyer acknowledges that the Equity Interests have not been registered under the Securities Act or other applicable federal or state securities laws and the rules and regulations promulgated thereunder, by reason of the contemplated sale of the Equity Interests in a transaction exempt from the registration requirements of the Securities Act and state securities laws and the rules and regulations promulgated thereunder. Buyer represents that it is fully informed as to the applicable limitations upon any distribution or resale of the Equity Interests under the Securities Act and other applicable federal and state securities laws, and the rules and regulations promulgated thereunder, and Buyer agrees that it will refrain from transferring, distributing or otherwise disposing of the Equity Interests, or any interest therein, in such manner as to violate the registration requirements of the Securities Act or of any applicable federal or state securities Law and the rules and regulations promulgated thereunder. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.7 Availability of Funds. At the Closing, Buyer shall have funds sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith for which Buyer is responsible.

4.8 Independent Investigation; Representations. Buyer has conducted its own independent investigation, review and analysis of the assets and liabilities of the Rangeland Entities and prospects of the COLT Business, which investigation, review and analysis was done by Buyer and the Buyer Representatives. Buyer acknowledges that it and the Buyer Representatives have been provided adequate access to the personnel, properties, premises and records of the COLT Business for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or the Seller Representatives (except the specific representations and warranties of Seller set forth in Article III of this Agreement and any representations and warranties of Seller set forth in any other Transaction Documents). Buyer hereby acknowledges and agrees that other than the representations and warranties made in Article III of this Agreement, none of Seller or any of the Seller Representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the COLT Business, or the assets or liabilities of the Rangeland Entities, including as to (i) the operation of the COLT Business after the Closing, or (ii) the probable success or profitability of the COLT Business after the Closing.

4.9 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT, BUYER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES WHETHER EXPRESS OR IMPLIED. NOTHING IN THE FOREGOING SENTENCE SHALL BE CONSTRUED OR INTERPRETED TO RESTRICT, LIMIT, DIMINISH OR OTHERWISE ADVERSELY AFFECT SELLER’S RIGHT TO CLAIM BREACH OF ANY REPRESENTATION OR WARRANTY OF BUYER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT AND TO SEEK REMEDY FOR SUCH BREACH PURSUANT TO THE TERMS OF THIS AGREEMENT OR SUCH TRANSACTION DOCUMENT, AS APPLICABLE.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

5.1 Conduct of Business prior to the Closing Date. Seller agrees that except: (i) for the consummation of the transactions contemplated by this Agreement, (ii) as approved by Buyer in writing (which approval shall not be unreasonably withheld, conditioned or delayed), or (iii) as set forth on Schedule 5.1, from the date of this Agreement through the Closing Date:

(a) Seller will, and will cause the Rangeland Entities to, operate the COLT Business in the ordinary course of business and will preserve intact their relationships with their customers, suppliers, distributors, Subject Employees and other Persons having commercially beneficial relationships with any of the Rangeland Entities in good faith and in the ordinary course of business;

(b) The Assets will be maintained in a state of repair and condition in a manner and to a standard at least consistent with past practice;

(c) No change will be made in the Organizational Documents of any of the Rangeland Entities;

(d) The Rangeland Entities will not issue any equity interests in any of the Rangeland Entities; nor will any option, warrant, call, right, commitment, conversion right, right of first refusal, or agreement of any character be granted or made by Seller or any of the Rangeland Entities relating to the authorized or issued equity interests in any of the Rangeland Entities; nor will Seller or any of the Rangeland Entities issue, grant or sell any securities or obligations convertible into equity interests in any of the Rangeland Entities; nor will Seller or any of the Rangeland Entities declare, set aside, make or pay any dividend or other distribution in respect of any equity interests in any of the Rangeland Entities;

(e) None of the Rangeland Entities will (i) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness, except for trade payables in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except for trade receivables arising in the ordinary course of business and capital contributions made by any Rangeland Entity to another Rangeland Entity;

(f) None of Seller, Affiliates of Seller or the Rangeland Entities will (i) increase the compensation payable or to become payable to any Subject Employee except in the ordinary course of business as part of regular annual reviews consistent with Seller’s past practice, or increase any bonus plan or other employee benefit plan, (ii) establish, enter into, adopt or amend any Rangeland Benefit Plan, (iii) terminate the employment of any Subject Employee other than for “cause” (as reasonably determined by Seller consistent with past practice), (iv) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, equity interest purchase, equity interest option, equity interests appreciation right, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any current or former employee, officer, director, independent contractor or consultant, (v) loan or advance any money or other property to any current or former employee, officer, director, independent contractor or consultant, or (vi) enter into any collective bargaining agreement or other contract with respect to a Subject Employee or the Rangeland Entities;

(g) None of Seller nor the Rangeland Entities will sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, or create or grant a Lien, other than a Permitted Lien, upon any of the Assets, except sales of equipment that is no longer necessary in the operation of the COLT Business or for which replacement equipment has been obtained;

(h) Except in connection with the Required Capital Projects, as required by the provisions of any Material Contract, required by applicable Law, or required to address any emergency involving human health or safety or damage to property, none of the Rangeland Entities will make any capital expenditure, capital addition or capital improvement in an amount exceeding $500,000 for any single project, whether individually or in a series of related expenditures;

(i) None of the Rangeland Entities will settle, cancel, compromise, release or provide a waiver with respect to any claim, action or proceeding existing on or commenced after the date of this Agreement and involving more than $500,000 in the aggregate;

(j) None of the Rangeland Entities will merge or consolidate with, or acquire any or all of the securities or assets of, any other Person;

(k) None of the Rangeland Entities will (i) make any amendment to any Material Contract or waive any rights or provisions thereunder, (ii) other than the entry into of any Capacity Contract as permitted by this Agreement, enter into any contract or agreement which, if entered into as of the date of this Agreement, would be considered a Material Contract or (iii) terminate or assign any Material Contract (other than any Material Contract with a Related Person that Seller terminates prior to Closing in accordance with Section 5.7);

(l) None of the Rangeland Entities will (i) change any method of accounting or accounting practice used by it, except for any change required by GAAP or (ii) make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any claim or assessment in respect of a material amount of Taxes, surrender or forfeit any right to claim a material Tax refund, or consent to any extension or waiver of the limitation period applicable to any Tax Return or any claim or assessment in respect of a material amount of Taxes;

(m) None of the Rangeland Entities will fail to maintain insurance coverage substantially equivalent to its existing insurance coverage of the Assets as in effect on the date of this Agreement unless such insurance coverage is not available on commercially reasonable terms;

(n) None any of the Rangeland Entities will, except for transfers of cash pursuant to normal cash management practices in the ordinary course of business consistent with past practice, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons;

(o) None of the Rangeland Entities will change or modify its credit collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities; and

(p) None of Seller (with respect to the COLT Business or any of the Rangeland Entities) nor the Rangeland Entities will agree to do any of the foregoing.

5.2 Efforts to Consummate. Each of the Parties shall (and shall cause its respective Affiliates to) use good faith to take, or cause to be taken, lawful and reasonable actions within its control and to do, or cause to be done, lawful and reasonable things within its control necessary to fulfill the conditions precedent to the obligations of such Party hereunder and to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each Party will cooperate and use good faith to take, or cause to be taken, all appropriate actions and to make, or cause to be made, all filings necessary, proper or advisable under any Antitrust Law and all other applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including the obtainment of Orders of Governmental Authorities and consents of parties to contracts with the Rangeland Entities, as applicable, as are required for the consummation of the transactions contemplated by this Agreement and will defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations under this Agreement. Nothing in this Agreement shall be construed as an attempt or an agreement by Seller or any of the Rangeland Entities to assign or cause the assignment of any Business Permit that is described on Schedule 3.5(b) and non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given. In no event shall “good faith” or any other similar standard of conduct referred to in this Agreement be deemed to require the payment of any cash or other consideration by any Party to this Agreement to any third party or Governmental Authority, other than filing fees and related expenses.

5.3 Antitrust Laws. Each of the Parties shall (and shall cause its respective Affiliates to) use good faith to take, or cause to be taken, all appropriate actions and to make, or cause to be made, all filings necessary, proper or advisable under any Antitrust Law to consummate and make effective the transactions contemplated by this Agreement and to respond to any government requests for information under any Antitrust Law. Each Party will, within ten Business Days after the date hereof, file (or cause its appropriate Affiliate to file) with the appropriate Governmental Authorities the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to any Antitrust Law, which filing will include a request for early termination of any applicable waiting period. Each Party will use good faith to cooperate with one another in making the filings and submissions referred to above, and each Party will furnish, or cause to be furnished, to the other any necessary information and reasonable assistance as the other Party may request in connection with their preparation of any filing or submission that is necessary or advisable under any Antitrust Law. Such notification and report form and all such supplemental information filed or submitted by such Party (or such Affiliate) will be in substantial compliance with the requirements of the relevant Antitrust Law. Each Party will use good faith to resolve such objections, if any, as the Federal Trade Commission (the “FTC”), the

Antitrust Division of the Department of Justice (the “DOJ”) or any other Person may assert under any relevant Antitrust Law with respect to the transactions contemplated by this Agreement. Each Party will keep the other Party reasonably informed, to the extent permitted by applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, any Governmental Authority in connection with the matters contemplated by this Section 5.3, and will use good faith to comply (and, if applicable, cause the compliance by its appropriate Affiliates) promptly with any such inquiry or request and to defend against any action of any Governmental Authority or other Person that attempts to enjoin the transactions contemplated by this Agreement. Each Party will, and will cause its Affiliates to, use good faith to cause the expiration or early termination of the waiting period under any applicable Antitrust Law. The costs of any filing fees required in connection with any filing made under any Antitrust Law shall be borne by Buyer.

5.4 Liability for Transfer Taxes. Buyer shall be responsible for the payment of all sales (including bulk sales, if applicable), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, notary and other similar Taxes, levies, charges and fees, including all interest and penalties thereon and additions thereto, whether disputed or not (collectively, “Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Party required by Law to file all necessary Tax Returns relating to such Transfer Taxes shall prepare and file such Tax Returns, and Buyer and Seller shall each, and shall each cause their Affiliates to, cooperate to minimize the incurrence of any such Transfer Taxes, and with respect to any such Transfer Taxes due, in the timely preparation and filing of, and join in the execution of, any such Tax Returns.

5.5 Notice of Certain Events. From the date of this Agreement until the earlier of (a) the Closing Date and (b) the date this Agreement is terminated in accordance with the provisions hereof, Seller shall promptly notify Buyer of (i) the commencement of any suit, action, claim, arbitration or investigation against Seller or any of Seller’s Affiliates (including the Rangeland Entities) relating to or involving or otherwise affecting the COLT Business or any of the Rangeland Entities, or (ii) any representation and warranty given by Seller in this Agreement were becoming materially inaccurate, in each case of which Seller has Knowledge, provided that the delivery of any such notice, or Buyer otherwise becoming aware of such a matter, shall not limit or otherwise affect the remedies available to Buyer hereunder.

5.6 Construction and Other Payments. Except in respect of any amounts that are reflected in Net Working Capital, Seller shall promptly reimburse Buyer on a dollar-for-dollar basis in respect of any amounts that the Rangeland Entities are obligated to pay to suppliers or contractors after the Closing pursuant to the resolution of any disputes concerning non-payment or underpayment of amounts owed to such contractors for services performed in connection with the construction or completion of the Facilities. Except in respect of any amounts that are reflected in Net Working Capital, Buyer shall promptly pay to Seller (i) any amounts received by the Rangeland Entities after the Closing from a supplier or contractor by way of reimbursement or repayment of amounts overpaid by the Rangeland Entities prior to the Closing in connection with the construction or completion of the Facilities and (ii) any amounts refunded to the Rangeland Entities after the Closing by the North Dakota PSC in respect of the matter described in Schedule 1.1(d).

5.7 Intercompany Arrangements. Prior to Closing, Seller shall procure that all intercompany arrangements between, on the one hand, a Rangeland Entity and, on the other hand, Seller or any of its Affiliates or other Related Persons, are terminated with no further liability to any Rangeland Entity.

5.8 Access; Confidentiality.

(a) During the period from the date of this Agreement to the Closing or the prior termination of this Agreement pursuant to Section 8.1, Buyer and its counsel, accountants, financial advisors, potential financial sources, employees, agents and other authorized representatives (the “Buyer Representatives”) shall be given reasonable access, during normal business hours and upon reasonable prior notice, to the facilities, properties, personnel, books and records (including Tax records) of Seller (with respect to the Rangeland Entities or the COLT Business) and the Rangeland Entities for the purpose of conducting an investigation of the COLT Business, the Rangeland Entities and their financial condition, operations and status, and the Assets; provided, however, that (i) Buyer and the Buyer Representatives will not request information, or otherwise contact, any officer, director or employee of Seller or any of Seller’s Affiliates without arranging such contact with Seller and (ii) such investigation shall be conducted in a manner that does not unreasonably interfere with the normal operations of the Rangeland Entities. Buyer will not request information from, or otherwise contact, any vendor, supplier or customer of or to the Rangeland Entities or the COLT Business without the prior written consent of Seller. Seller will, and will cause the Rangeland Entities to, cause their respective counsel, accountants, financial advisors, employees, agents and other authorized representatives (the “Seller Representatives”) to be available to Buyer and the Buyer Representatives at all reasonable times, during normal business hours and upon reasonable prior notice, for such purposes. Seller shall have the right to have a Seller Representative present at all times during any such inspections, interviews and examinations. Any environmental property assessment conducted by Buyer shall be limited to Phase I only. Buyer shall not be entitled to conduct additional Phase II environmental property assessments without Seller’s prior written consent, which may be withheld in Seller’s sole discretion. Any sampling, boring, drilling or other invasive investigation activities shall be considered “Phase II” activities.

(b) (i) From the date of this Agreement until Closing and, if applicable, for 12 months after termination of this Agreement, Buyer shall, and shall cause the Buyer Representatives to, hold in confidence all information provided to Buyer or the Buyer Representatives pursuant to this Section 5.8 on terms and subject to conditions equivalent to those contained in the Confidentiality Agreement, and (ii) for 12 months after Closing, Seller shall, and shall cause its Affiliates to, not make disclosure to third parties of any Confidential Information (as defined below), except with the prior consent of Buyer or as required by applicable Law. Notwithstanding the foregoing, the obligations set forth in this Section 5.8(b)(ii) shall not (x) apply to any Person who executes the Non-Compete Agreement attached as Exhibit C to this Agreement; or (y) restrict Seller, the Seller Representatives or Seller’s Affiliates from using any Confidential Information in connection with the development, organization, financing, engineering, construction or commercial operation of any business or facility that is not a Competitive Activity as defined in the Non-Compete Agreement, including disclosures to third parties as necessary for the foregoing (provided that the foregoing shall not permit the disclosure by Seller, the Seller Representatives or Seller’s Affiliates of the Material Contracts to third parties to the extent the Material Contracts constitute Confidential Information); or (z) restrict Seller, the Seller Representatives or Seller’s Affiliates from using generalized knowledge, skills, and experience after the Closing Date. “Confidential Information” means any Material Contracts, any confidential financial information of the Rangeland Entities that applies solely to the COLT Business or any of the Assets and any other information of the Rangeland Entities that has historically been treated as confidential by the Rangeland Entities that applies solely to the COLT Business or any of the Assets. However, Confidential Information does not include, and there will be no obligation hereunder with respect to, information that: (i) is generally available to the public on the Closing Date or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible under this Agreement or any other agreement or law regarding the use or disclosure of confidential information; or (iii) is necessary to disclose to a third party in order to resolve or potentially resolve a dispute with Buyer.

(c) Notwithstanding Section 5.8(a), Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids, (ii) any information, the disclosure of which would jeopardize any privilege available to Seller, any of the Rangeland Entities or any Affiliate of Seller relating to such information or would cause Seller, any of the Rangeland Entities or any Affiliate of Seller to breach a confidentiality obligation or (iii) any information the disclosure of which would comprise a violation of Law. To the extent reasonably practicable, Seller and Buyer shall use good faith to make appropriate substitute disclosure arrangements under circumstances in which the restriction of the preceding sentence applies.

(d) Buyer shall indemnify the Seller Indemnified Parties and their respective representatives, and save them harmless, effective as and from the date hereof, from and against any Damages that they or any of them may suffer or incur, or that may be made or brought against any of them, as a result of, in respect of, or arising out of or in connection with any site visits or inspections by Buyer or its Affiliates of the assets or properties of any Seller Indemnified Party. THE INDEMNIFICATION PROVISIONS IN THIS SECTION 5.8 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION, EXCEPT TO THE EXTENT OF THE FRAUD OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

5.9 Tax Matters.

(a) Allocation of Taxes. Ad valorem, personal property and similar Taxes that are not based on income, wages or receipts that are imposed with respect to the Assets or the Rangeland Entities for a Straddle Tax Period shall be prorated and allocated between Buyer and Seller based on the number of days in such Straddle Tax Period on or before and after the Closing Date. Seller’s share of such Taxes shall be equal to the amount of such Taxes for the Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Tax Period on or before the Closing Date, and the denominator of which is the total number of days in the Straddle Tax Period. Buyer’s share of such Taxes shall be equal to the total amount of such Taxes for the Straddle Tax Period less the amount of such Taxes for the Straddle Tax Period allocated to Seller as computed in the previous sentence. All other Taxes (other than Taxes described in the preceding provisions of this Section 5.9(a)) imposed with respect to the Assets or the Rangeland Entities for a Straddle Period shall be prorated and allocated to the Pre-Closing Tax Period as if such taxable period ended as of the close of business on the Closing Date.

(b) Tax Treatment of Purchase of Equity Interests. Buyer and Seller agree to treat the purchase of the Equity Interests pursuant to this Agreement for U.S. federal income tax purposes (and state and local tax purposes that follow the federal income tax treatment) as the purchase by Buyer of all the Assets. Buyer and Seller agree to report and file (and cause their Affiliates to report and file) their U.S. federal income Tax Returns (and state and local Tax Returns where applicable) in all respects and for all purposes consistent with such treatment, except as otherwise required following a final determination by the Internal Revenue Service or a court of competent jurisdiction or upon consent of the other Party (not to be unreasonably conditioned or delayed). Buyer and Seller further agree not to take (and to cause their respective Affiliates not to take) any position, whether in any Tax Return, audit, examination, claim, adjustment, litigation or other proceeding with respect to U.S. federal income tax (and state and local tax purposes where applicable), which is inconsistent with such intended treatment. Seller shall retain responsibility for, and shall bear and pay, all federal income taxes, state income taxes and other similar taxes (including any applicable interest or penalties) incurred by or imposed on Seller or the Rangeland Entities with respect to the income earned by the Rangeland Entities for the Pre-Closing Tax Period and gain to Seller from the transactions described in this Agreement.

5.10 Seller Marks. Except to the extent set forth in this Section 5.10, Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the words “Rangeland”, “Rangeland Terminals”, or “Rangeland Pipeline” or any trademarks or logos containing or comprising the foregoing, or any trademark or logo confusingly similar thereto or dilutive thereof, or any trademark or logo used in connection therewith (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees that it shall (a) cause the Rangeland Entities to cease using the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage and other matters addressed in Section 5.10(b)), and to cease such limited usage of the Seller Marks as promptly as reasonably possible after the Closing and in any event within 90 days following the Closing Date, and (b) (i) remove, strike over or otherwise obliterate all Seller Marks from all signs at the field offices owned, possessed or used by the Rangeland Entities and (ii) replace all of the Rangeland Entities’ emergency signage (including emergency contact telephone numbers) with Buyer signage, in each case within 30 days after the Closing Date. Notwithstanding the foregoing, it shall not be a breach of this Section 5.10 for the Environmental Permits or other permits to continue to reflect the name of any of the Rangeland Entities (or use the Seller Marks) so long as Buyer has since Closing taken (and continues to take) all commercially reasonable actions necessary to comply with its obligations under Section 5.12 as promptly as reasonably practicable. During any period that Buyer is using the Seller Marks as provided in this Section 5.10, Buyer shall use good faith efforts to inform customers, suppliers and contractors that it is not part of Seller or its Affiliates and is using the Seller Marks with permission solely to facilitate the transition of the Business. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 5.10 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity. This covenant shall survive indefinitely without limitation as to time.

5.11 Books and Records. Seller shall deliver to Buyer the Books and Records no later than 30 days after the Closing Date. From and after such delivery, Buyer shall preserve and keep a copy of the Books and Records for a period of at least seven years after the Closing Date. Buyer shall provide to Seller, at no cost or expense to Seller, reasonable access (during normal business hours and upon reasonable prior notice) to the Books and Records as remain in Buyer’s possession and reasonable access (during normal business hours and upon reasonable prior notice) to the properties and employees of Buyer and the Rangeland Entities in connection with matters relating to the business or operations of the Rangeland Entities on or before the Closing Date and any disputes relating to this Agreement.

5.12 Notifications and Business Permits. Buyer shall provide all notices and otherwise use commercially reasonable efforts to amend, transfer or reissue the Business Permits listed on Schedule 3.5(b) to no longer reflect the name of any of the Rangeland Entities (or use the Seller Marks) as promptly as reasonably practicable. Seller shall use good faith to cooperate with Buyer to provide information reasonably necessary to so amend, transfer or reissue such Business Permits.

5.13 Employee and Benefit Plan Matters.

(a) Reserved.

(b) Effective as of the Closing, Seller shall terminate or transfer the employment of all employees of the Rangeland Entities that are not Subject Employees such that the only employees of the Rangeland Entities as of the Closing shall be the Subject Employees. Seller shall be solely liable for any severance or other obligations arising out of the actions described in this Section 5.13(b).

(c) Except as would result in a duplication of benefits, Buyer shall cause its Employee Plans (and the Employee Plans of any Affiliate of Buyer) which provide benefits to Subject Employees after Closing to provide the Subject Employees with credit for service with Affiliates of Seller for purposes of eligibility and vesting, and for purposes of determining vacation and severance benefits. Buyer shall waive (or cause to be waived) any pre-existing condition limitation and eligibility waiting period under the Employee Plans provided to the Subject Employees following Closing, and shall recognize (or cause to be reorganized) the dollar amount of all expenses incurred by the Subject Employees and respective spouses and dependents during the calendar year in which the Closing occurs for purposes of satisfying deductibles and co-payment thereunder for such calendar year (but not out of pocket maximums) under the medical plans of Buyer (or its Affiliates). Buyer shall use commercially reasonable efforts to ensure that all Subject Employees are eligible for coverage under a medical plan of Buyer (or its Affiliates) immediately upon the Closing.

(d) Prior to the Closing, Seller shall take all actions necessary to terminate or change the sponsoring employer of the Rangeland Benefit Plans such that the Rangeland Entities are not a participating employer in any Rangeland Benefit Plans from and after the Closing and that Buyer and the Rangeland Entities shall have no liability (actual or potential) with respect to the Rangeland Benefit Plans.

(e) Notwithstanding any other provision of this Agreement, Seller shall be solely responsible for all costs, expenses and liabilities relating to (i) any current or former employees, consultants or independent contractors of Seller and its Affiliates (including the Rangeland Entities) other than the Subject Employees, (ii) any Subject Employees who are not employed by the Rangeland Entities as of the Closing, or (iii) the Rangeland Benefit Plans (including any Subject Employee’s participation therein). Without limiting the generality of the foregoing, (x) as soon as practicable but in no event greater than 30 days following the Closing, Seller shall make a cash payment to each Subject Employee equal to the value of such Subject Employee’s vacation and paid time off that is accrued but unused as of the Closing (less applicable tax withholding) and (y) from and after the Closing, Buyer, the Rangeland Entities and their Affiliates shall have no obligation with respect to vacation and paid time off that accrued with respect to Subject Employees prior to the Closing.

(f) Nothing express or implied by this Agreement shall (i) confer upon any Subject Employee or any other employee, consultant or independent contractor (or any other current or former employee of Seller or any of its Affiliates, including the Rangeland Entities), or representative thereof, any rights or remedies, including any right to employment or benefits of any nature or kind whatsoever, under or by reason of this Agreement or otherwise limit the right of Buyer and its Affiliates to terminate the employment of any Subject Employee at any time, or (ii) be deemed to amend any Employee Plan of Seller, Buyer or any of their Affiliates.

5.14 Director and Officer Indemnification. For a period of not less than six years after the Closing Date, the Organizational Documents of the Rangeland Entities shall continue to provide for at least the same exculpation, indemnification, advancement of expenses to and holding harmless of, all past and present employees, directors, officers, representatives, agents, and managers of such entity for acts or omissions occurring at or prior to the Closing as are contained in such documents as of the date of execution of this Agreement, and Buyer shall cause the Rangeland Entities to honor all such provisions, including making any indemnification payments and expense advancements thereunder; provided that such indemnification payments shall constitute Damages to the extent the Buyer Indemnified Parties would have an indemnity claim therefor under Article VII. If any indemnifiable claim is asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of such claim shall continue to the extent currently permitted under the relevant entity’s Organizational Documents until such claim is disposed of or all orders in connection with such claim are fully satisfied.

5.15 Release of Credit Agreement. On or before Closing, Seller shall obtain a full release effective as of the Closing Date releasing (i) all Liens encumbering or affecting any of the Equity Interests or the Assets which are created under or pursuant to or evidenced by the Credit Agreement and (ii) each of the Rangeland Entities and Seller from all of their respective obligations (including, without limitation, any and all guaranty obligations) under or pursuant to the Credit Agreement and deliver evidence of such release to Buyer.

5.16 Entry into Capacity Contracts. Notwithstanding anything to the contrary in this Agreement:

(a) The Rangeland Entities will be entitled, prior to Closing, to enter into (i) any Capacity Contract meeting or exceeding the Minimum Capacity Contract Requirements; provided that prior to the execution of any such contract, Buyer will be given the reasonable opportunity to review the proposed counterparty, contract term and rate to be charged with respect to such contract (which information shall be kept confidential by Buyer), and (ii) any Capacity Contracts for Non-Compliant Capacity with the consent of Buyer, which consent shall not be unreasonably withheld; provided that in connection with any such consent, Buyer and Seller shall have agreed for purposes of Section 2.3(a) the amount of Non-Compliant Capacity applicable to such Capacity Contract. Notwithstanding the foregoing, the Rangeland Entities shall not enter into Capacity Contracts pursuant to this Section 5.16(a) in excess of 10 MBD in the aggregate.

(b) Between the Closing and the earlier of the Capacity Contract Deadline and the date on which none of the Capacity Contracts Escrow Amount remains on deposit in the Escrow Account, Buyer will use its good faith, commercially reasonable efforts to enter into, or cause the Rangeland Entities to enter into, one or more Capacity Contracts for Post-Closing Committed Capacity for any part of the 10 MBD rail capacity of the COLT Terminal that was not committed as of the Closing. Upon execution, Buyer will provide prompt notice to Seller of the counterparty, contract term and rate to be charged with respect to any such Capacity Contract (which information shall be kept confidential by Seller).

(c) If, despite, Buyer’s use of good faith, commercially reasonable efforts, Buyer is unable to enter into Capacity Contracts for Post-Closing Committed Capacity, it will be entitled to enter into one or more Capacity Contracts for Non-Compliant Capacity; provided that until the earlier of the Capacity Contract Deadline and the date on which none of the Capacity Contracts Escrow Amount remains on deposit in the Escrow Account, prior to the execution of any such Capacity Contract, (i) Seller will be given the reasonable opportunity to review the proposed counterparty, contract term and rate to be charged with respect to such Capacity Contract (which information shall be kept confidential by Seller) and (ii) Buyer and Seller will act in good faith to agree on, for purposes of Section 2.3(a), the amount of Non-Compliant Capacity to be applicable to such Capacity Contract.

5.17 Required Capital Projects. Prior to Closing, Seller and the Rangeland Entities will progress with all commercial diligence to Complete the Required Capital Projects in accordance with the Required Capital Projects Plan, except as may otherwise be agreed by Buyer. If at Closing the Required Capital Projects are not Complete, Buyer shall Complete the Required Capital Projects in accordance with the Required Capital Projects Plan and commensurate with the standards generally adopted by the Seller before Closing, and shall grant to Seller reasonable access to the Facilities to observe the Completion of the Required Capital Projects by Buyer.

5.18 Assistance with Buyer Financing and Inergy Securities Filings. From and after the date hereof and at any applicable time during the period ending December 31, 2013 (provided that such obligations in respect of the Buyer Financing shall only continue through the Closing Date), on Buyer’s reasonable request (and at Buyer’s sole cost and expense):

(a) Seller shall use reasonable efforts and shall cause the Rangeland Entities and their respective employees, agents and representatives to use reasonable efforts to provide to Buyer all cooperation reasonably requested by Buyer in connection with the arrangement of any bridge or other debt or equity financing entered into by Buyer in connection with the Closing and the transactions contemplated by this Agreement (the “Buyer Financing”).

(b) Seller shall, and shall cause its Affiliates to, use reasonable efforts to furnish to Buyer such information in Seller’s possession or control in connection with the COLT Business as is reasonably necessary for the preparation and filing of any filings the Buyer is required to make with the Securities and Exchange Commission under applicable Law (the “Required Buyer Filings”) or in connection with the Buyer Financing.

(c) Seller shall use reasonable efforts to assist Buyer in obtaining the consents of Weaver and Tidwell, L.L.P., the independent public accountants of the Rangeland Entities, to include the reports of Weaver and Tidwell, L.L.P. with respect to any financial statements relating to the Rangeland Entities in the Required Buyer Filings or in any offering documents used in connection with any Buyer Financing, and to cause to be delivered to Buyer, at Buyer’s expense, customary “comfort” letters of Weaver and Tidwell, L.L.P. with regard to the financial information of the Rangeland Entities included or referred to in such Required Buyer Filing or in any such offering document.

(d) Buyer acknowledges that obtaining any Buyer Financing is not a condition to Buyer complying with its obligations under this Agreement, including closing the transactions contemplated herein following satisfaction or waiver of the conditions in Section 6.1.

5.19 Retention of Environmental Insurance. For a period of one (1) year from and after the Closing Date, Buyer shall not cancel, request a refund of premiums paid or otherwise terminate any pollution liability insurance policy included in the Assets purchased by Seller in connection with the transactions contemplated herein; provided, however, that Buyer shall not be obligated to renew any such policies that expire during such period.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions of Buyer to Closing. The obligations of Buyer to effect the transactions contemplated by this Agreement at the Closing are subject to the following conditions:

(a) Representations, Warranties and Covenants of Seller.

(i) The representations and warranties of Seller set forth in Article III of this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by a Materiality Qualifier) as of the date of this Agreement and on the Closing Date as if made on such date (except for any particular representation and warranty made only as of a specified date);

(ii) Seller shall have performed in all material respects all covenants required of it by this Agreement to be performed on or prior to the Closing; and

(iii) Seller shall have furnished Buyer at the Closing with a certificate to the effect that each of the conditions set forth in clauses (i) and (ii) has been satisfied as of the Closing.

(b) Governmental Approvals. Any applicable waiting period under any Antitrust Law shall have expired or been terminated.

(c) Litigation. There shall not be any Order in force or material proceeding (other than any such proceeding initiated by Buyer or any Affiliate of Buyer) by or before any Governmental Authority of competent jurisdiction or arbitrator with binding authority to arbitrate the matter in question that seeks monetary damages against Buyer or any Rangeland Entity as a result of or in connection with the performance, announcement or consummation of this Agreement or the transactions contemplated hereby or that restrains, enjoins, prohibits, invalidates or otherwise prevents the consummation of the transactions contemplated by this Agreement.

(d) Closing Deliverables. Seller shall have delivered to Buyer the deliverables required under Section 2.2(b).

(e) Written Resignations. Buyer shall have received the written resignations and release of claims to fees or expenses of each of the managers and officers of all Rangeland Entities, each in form and substance reasonably satisfactory to Buyer.

(f) Non-Compete. Seller shall have delivered to Buyer a duly executed non-compete Agreement from each Manager in the form attached as Exhibit C to this Agreement.

(g) Financial Statements. Seller shall have delivered to Buyer (i) true and complete copies of any audited financial statements (which shall be accompanied by an unqualified report of Weaver & Tidwell, L.L.P.) and any unaudited financial statements, in each case that are required to be included under Item 2.01 of Form 8-K filed by Buyer under the Securities Exchange Act of 1934 (the “Exchange Act”) as a result of the consummation of the transactions contemplated hereby assuming such Form 8-K is filed on the first Business Day immediately following the Closing Date and (ii) any consents of Weaver & Tidwell, L.L.P. required under the Securities Exchange Act of 1933 or the Exchange Act in connection with the filing of such Form 8-K.

(h) Transitional Arrangements. Seller shall have agreed with Buyer a reasonable and mutually acceptable transitional services agreement between Seller and Buyer pursuant to which Seller shall provide assistance to Buyer to complete the Required Capital Projects and to train a new supervisor in respect of operations at the Facilities, which agreement shall provide for its expiry no later than March 31, 2013.

6.2 Conditions of Seller to Closing. The obligations of Seller to effect the transactions contemplated by this Agreement at the Closing shall be subject to the following conditions:

(a) Representations, Warranties and Covenants of Buyer.

(i) The representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by a Materiality Qualifier) as of the date of this Agreement and on the Closing Date as if made on such date (except for any particular representation and warranty made only as of a specified date);

(ii) Buyer shall have performed in all material respects all covenants required of it by this Agreement to be performed on or prior to the Closing; and

(iii) Buyer shall have furnished Seller at the Closing with a certificate to the effect that each of the conditions set forth in clauses (i) and (ii) has been satisfied as of the Closing.

(b) Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on Schedule 6.2(b) to this Agreement (the “Seller Approvals”) shall have been received, and any applicable waiting period under any Antitrust Law shall have expired or been terminated.

(c) Litigation. There shall not be any Order in force or material proceeding (other than any such proceeding initiated by Seller or any Affiliate of Seller) by or before any Governmental Authority of competent jurisdiction or arbitrator with binding authority to arbitrate the matter in question that seeks monetary damages against Seller as a result of or in connection with the performance, announcement or consummation of this Agreement or the transactions contemplated hereby or that restrains, enjoins, prohibits, invalidates or otherwise prevents the consummation of the transactions contemplated by this Agreement.

(d) Closing Deliverables. Buyer shall have delivered to Seller the deliverables required under Section 2.3(c).

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations, Warranties and Pre-Closing Covenants. The representations and warranties set forth in Articles III and IV of this Agreement and the covenants, agreements and obligations of the Parties shall survive until 12 months following the Closing Date, at which time such representations, warranties or covenants will terminate and no indemnification obligations or any other action, claim or proceeding will be associated therewith, based thereon or otherwise brought, claimed or noticed following such termination; provided, however, that (a) the representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Authority), and Section 3.12 (Brokerage Agreements) (collectively, the “Seller Fundamental Representations”), and the representations and warranties of Buyer set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), and Section 4.5 (Brokerage Agreements), shall survive indefinitely, and (b) the representations and warranties of Seller set forth in Section 3.11 (Taxes) shall survive until 30 days after the expiration of the applicable statute of limitations. Notwithstanding the survival periods set forth above, as to each claim for indemnification under this Agreement regarding a representation, warranty or covenant that is validly made before expiration of such representation, warranty or covenant, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

7.2 Survival of Post-Closing Covenants and Agreements. The covenants and agreements of the Parties to be performed after the Closing contained in this Agreement shall survive the Closing indefinitely unless a different survival period is indicated by their respective terms.

7.3 Indemnification.

(a) Indemnification of Buyer Indemnified Parties. Following the Closing, Seller will indemnify, defend, and hold harmless Buyer, the Rangeland Entities and their respective officers, members, partners, directors, employees, Subsidiaries and Affiliates (the “Buyer Indemnified Parties”) from and against any and all damages, losses, Liabilities, claims and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) arising, directly or indirectly, from or in connection with any one or more of the following: (i) the breach of any representation or warranty made by Seller in this Agreement as of the date hereof or as of the Closing Date as if made as of the Closing Date (other than any representation or warranty made as of a specific date), or in any closing certificate delivered pursuant to this Agreement; (ii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement; and (iii) any Seller Taxes; provided, however, that (x) Seller shall only be liable under this Section 7.3(a) to the extent that the aggregate amount of Damages from all such breaches exceeds $3,750,000 (the “Deductible Amount”) (and only a breach that individually exceeds $50,000 shall be included in such aggregate calculation), and then only to the extent of such excess, and (y) in no event shall Seller’s aggregate liability to the Buyer Indemnified Parties under this Section 7.3(a) exceed $42,500,000 (the “Cap Amount”). Notwithstanding the foregoing, the Deductible Amount and the Cap Amount shall not apply to (A) breaches of the Seller Fundamental Representations, (B) breaches of any covenants or agreements made by or to be performed by Seller pursuant to this Agreement or (C) any Seller Taxes; provided, however, that in no event shall Seller’s aggregate liability to the Buyer Indemnified Parties for breach of any of the Seller Fundamental Representations or breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement exceed the amount of the Final Purchase Price.

(b) Indemnification of Seller Indemnified Parties. Following the Closing, Buyer will indemnify, defend, and hold harmless Seller and its officers, members, partners, directors, employees, Subsidiaries and Affiliates (the “Seller Indemnified Parties”) from and against any and all Damages arising, directly or indirectly, from or in connection with any one or more of the following: (i) the breach of any representation or warranty made by Buyer in this Agreement as of the date hereof or as of the Closing Date as if made as of the Closing Date (other than any representation or warranty made as of a specific date), or in any closing certificate delivered pursuant to this Agreement; or (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

7.4 Procedures.

(a) If a Buyer Indemnified Party or Seller Indemnified Party that is entitled to seek indemnification under Section 7.3 (an “Indemnified Party”) has a claim for indemnification under this Article VII, other than a claim for indemnification that involves a Third Party Claim, it shall give written notice (a “Claim Notice”) to Seller or Buyer, as applicable (in each case, the “Indemnifying Party”), which notice shall describe in reasonable detail to the extent then known the nature of such claim and the factual basis and circumstances surrounding the same and set forth an estimate of the amount of Damages attributable to such claim. The Indemnifying Party shall, within 30 days after its receipt of a Claim Notice, notify the Indemnified Party in writing as to whether the Indemnifying Party admits or disputes the claim described in the Claim Notice. If the Indemnifying Party gives written notice that it admits the indemnification claim described in the Claim Notice, then the Indemnified Party shall be entitled to indemnification pursuant to the provisions of this Article VII, and subject to the limitations hereof, with respect to the estimated amount of Damages stated in the Claim Notice. If the Indemnifying Party notifies the Indemnified Party in writing that it disputes the claim for indemnification, or that it admits the entitlement of the Indemnified Party to indemnification under this Article VII with respect thereto but disputes the amount of the Damages in connection therewith, then in either of such cases the indemnification claim described in the Claim Notice shall be a disputed indemnification claim that must be resolved by settlement between the Indemnified Party and the Indemnifying Party or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Party or the Indemnified Party or by any other mutually agreeable method.

(b) If an Indemnified Party receives notice of the assertion or commencement of any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a Party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party prompt written notice thereof, but in any event not later than 10 Business Days after receipt of such written notice of such Third Party Claim (the “Third Party Claim Notice”). Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material documentation, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. Within 15 days after receipt of the Third Party Claim Notice, the Indemnifying Party shall notify the Indemnified Party in writing that the Indemnifying Party either (i) disputes the right of the Indemnified Party to indemnification under this Article VII with respect to the Third Party Claim or (ii) admits the right of the Indemnified Party to indemnification under this Article VII with respect to Damages arising in connection with the Third Party Claim. The failure of the Indemnifying Party to respond to the Indemnified Party within such 15-day period after receipt of a Third Party Claim Notice shall be deemed to constitute a response by the Indemnifying Party that it disputes the right of such Indemnified Party to indemnification under this Article VII with respect to that Third Party Claim.

(c) If the Indemnifying Party admits in writing that the Indemnified Party is entitled to indemnification under this Article VII with respect to a Third Party Claim, then in such event (i) the Indemnifying Party shall diligently defend the Third Party Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed) and (ii) the Indemnifying Party shall not enter into any settlement of the Third Party Claim unless such settlement is approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that with respect to any claim related to Taxes, such claim shall be defended by the applicable taxpayer subject to the control of the Indemnifying Party and the approval rights of the foregoing clause (ii). The costs and expenses of such defense shall be payable by the Indemnifying Party. If, however, (i) the Indemnifying Party at any time fails to so conduct the defense of the Third Party Claim or (ii) the Indemnified Party (A) determines in good faith that there is a reasonable probability that a proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to full indemnification under this Agreement or (B) upon consultation with counsel has reasonably determined in its good faith judgment that joint representation by counsel for the Indemnified Party and the Indemnifying Party violates or could violate applicable ethical and professional rules, then the Indemnified

Party (upon notice to the Indemnifying Party) may participate, together with counsel for the Indemnifying Party, in the defense, compromise or settlement of such Third Party Claims, and the reasonable costs and expenses of such participation shall be payable by the Indemnifying Party.

(d) If the Indemnifying Party disputes the right of the Indemnified Party to indemnification under this Article VII with respect to the Third Party Claim described in a Third Party Claim Notice, then in such event (i) the Indemnified Party may defend the Third Party Claim with counsel of its choice; provided, however, that the Indemnified Party (x) shall diligently defend such Third Party Claim and (y) may not enter into a settlement thereof without obtaining approval of the Indemnifying Party (which approval shall not be unreasonably withheld, conditioned or delayed), unless the Indemnified Party will not be seeking indemnification for any amounts paid pursuant to such settlement thereof or for any other consequences, or such settlement would not prejudice the rights of the Indemnifying Party, and (ii) the amount of Damages incurred by the Indemnified Party in connection with such Third Party Claim shall be a disputed indemnification claim to be resolved by settlement between the Indemnifying Party and the Indemnified Party or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Party or the Indemnified Party or by any other mutually agreeable method.

(e) A failure to give timely notice or to include any specified information in any notice as provided in Section 7.4(a) or 7.4(b) will not affect the rights or obligations of any Party hereunder, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice or information was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

7.5 Exclusive Remedy and Release. Except as set forth in Section 5.9, Section 5.13 and Section 8.17 and except in the case of Fraud or willful misconduct, the indemnification and remedies set forth in this Article VII shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, however, that nothing in this Section 7.5 shall prevent either Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Article VII. EXCEPT WITH RESPECT TO CLAIMS IDENTIFIED IN THE PREVIOUS SENTENCE, EACH OF BUYER AND SELLER HEREBY WAIVES, RELEASES, ACQUITS AND FOREVER DISCHARGES THE OTHER PARTY AND ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, PARTNERS, STOCKHOLDERS, EMPLOYEES OR AGENTS, OR ANY OTHER PERSON ACTING ON BEHALF OF SUCH RELEASED PARTY, OF AND FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, DAMAGES, COSTS, EXPENSES, LOSSES OR COMPENSATION WHATSOEVER, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH THE RELEASING PARTY NOW HAS OR MAY HAVE OR WHICH MAY ARISE IN THE FUTURE DIRECTLY OR INDIRECTLY, INCLUDING ANY OF THE FOREGOING THAT IS FROM OR

RELATING TO THE POSSESSION, USE, HANDLING, MANAGEMENT, DISPOSAL, INVESTIGATION, REMEDIATION, CLEANUP OR RELEASE OF ANY WASTES OR OTHER SUBSTANCES GOVERNED BY ENVIRONMENTAL LAWS OR ANY ENVIRONMENTAL LAW APPLICABLE THERETO.

7.6 Determination of Amount of Losses. The Damages giving rise to any Section 7.3 indemnification obligation hereunder shall be limited to the actual Damage incurred by the Indemnified Party that remains after deducting therefrom any insurance proceeds or other payment or recoupment actually received by the Indemnified Party as a result of the events giving rise to the claim for indemnification, including any indemnity, contribution or other similar payment actually received by the Indemnified Party (less the amount of any deductible paid or reasonable costs incurred by such Indemnified Party in connection therewith). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 7.6. An Indemnified Party shall (a) use commercially reasonable efforts to mitigate damages in respect of any claim for which it is seeking indemnification and (b) use commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Persons alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party shall promptly notify the Indemnifying Party and reimburse the Indemnifying Party, as directed by the Indemnifying Party, for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification payment up to the amount actually received by the Indemnified Party (less the amount of any deductible paid or reasonable costs incurred by such Indemnified Party in connection therewith).

ARTICLE VIII

MISCELLANEOUS

8.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows:

(a) by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

(b) by Buyer, if there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of a condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within 30 days after written notice thereof from Buyer, provided that Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement at such time;

(c) by Seller, if there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of a condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within 30 days after written notice thereof from Seller, provided that Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement at such time; and

(d) by either Buyer or Seller, if the transactions contemplated hereby have not been consummated by the date that is 3 months following the date of this Agreement unless the FTC or the DOJ issues a Second Request, in which case Buyer or Seller may only terminate this Agreement pursuant to this Section 8.1(d) if the transactions contemplated hereby have not been consummated by the date that is 6 months following the date of this Agreement; provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(d) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

8.2 Effect of Termination and Actions for Monetary Damages. If this Agreement is terminated as provided in Section 8.1, there shall be no Liability on the part of any Party hereto with respect hereto; provided, however, that nothing herein shall relieve any Party from Liability for any material breach hereof by such Party if this Agreement is terminated by the non-breaching Party under Section 8.1(b), Section 8.1(c) or Section 8.1(d), as applicable.

8.3 No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract; provided, however, that the indemnification provisions in Article VII shall inure to the benefit of Buyer Indemnified Parties and Seller Indemnified Parties as provided therein (provided, however, that any claim for indemnity hereunder on behalf of an Indemnified Party must be made and administered by Seller or Buyer, as applicable).

8.4 Expenses. Except as otherwise expressly provided herein, each Party shall bear all of its legal, accounting and other costs and expenses incident to the negotiation of this Agreement and the performance of the transactions contemplated hereby.

8.5 Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if by facsimile upon confirmation by the recipient of receipt; or (c) if by Federal Express overnight delivery (or other reputable overnight delivery service), two days after deposited with such service. Addresses for all such notices and communication shall be as follows:

If to Seller, to:

Rangeland Equity Holdings, LLC

14100 Southwest Freeway, Suite 550

Sugar Land, Texas 77478

Fax: 281-242-6348

Attn: Christopher Keene, President and CEO

with a copy (which shall not constitute notice) to:

Jones Day

717 Texas, Suite 3300

Houston, Texas 77002

Attention: Jeff Schlegel

Fax: 832-239-3600

and in the case of Buyer to:

Inergy Midstream. L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Fax: 402-619-5239

Attn: Bill Gautreaux

with a copy (which shall not constitute notice) to:

Inergy Midstream, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Fax: 877-506-3359

Attn: General Counsel

and

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Fax: 713-615-5725

Attn: Doug McWilliams

Either Party may, upon written notice to the other Party, change the address and person to whom such communications are to be directed.

8.6 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of the Agreement.

8.7 Entire Agreement. The Transaction Documents, the documents to be executed thereunder and the Exhibits and Schedules constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

8.8 Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations. Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party. No waiver of any breach of this Agreement at a particular time shall be deemed to be a waiver of that breach at any other time, or of any other breach of this Agreement at any time.

8.9 Amendment. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller. No supplement, alteration or modification of this Agreement shall be binding unless executed in writing by Buyer and Seller.

8.10 Public Statements. Prior to the Closing Date, no Party (or Affiliate thereof) shall issue a press release or other public announcement concerning this Agreement and the transactions contemplated by this Agreement without the prior written consent of the other Party, except as required by applicable Law or the applicable rules or regulations of any securities exchange or Governmental Authority and after providing the other Party the opportunity to review (and propose amendments to) such press release or public announcement.

8.11 Assignment. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns, but no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party to this Agreement.

8.12 Independent Covenants. The covenants contained herein are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

8.13 Governing Law. This Agreement and the other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the Laws of the State of Texas, without giving effect to principles of conflicts of law.

8.14 Jurisdiction; Venue. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Texas located in Houston, Harris County, Texas or any federal court of competent jurisdiction in the State of Texas and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT. Process in any suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.5 will be deemed effective service of process on such Party.

8.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties. A facsimile or email transmission of a scanned, executed counterpart of this Agreement shall be sufficient to bind a Party to the same extent as an original.

8.16 Limitation of Liability. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY OR ANY INDEMNIFIED PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OR ANY PUNITIVE OR EXEMPLARY DAMAGES (OTHER THAN ANY SUCH DAMAGES ASSERTED BY A THIRD PARTY AGAINST THE INDEMNIFIED PARTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY BREACH OR ALLEGED BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT IN THIS AGREEMENT), WHETHER SUCH DAMAGES ARE BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, INCLUDING DIMINUTION OF VALUE OR DAMAGES DETERMINED AS A MULTIPLE OF INCOME.

8.17 Specific Enforcement. The Parties acknowledge that, in view of the uniqueness of the COLT Business and the transactions contemplated hereby, Buyer and Seller will not have an adequate remedy at Law for money damages and will be irreparably damaged in the event that Closing fails to occur, or is rendered incapable of occurring, as a result Seller’s or Buyer’s, as the case may be, breach of any term of this Agreement, and, therefore, the Parties agree that Buyer or Seller, as the case may be, shall be entitled to request or pursue specific enforcement of the terms hereof to compel Seller or Buyer, as the case may be, to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

8.18 Further Assurances. The Parties shall deliver any and all other instruments or documents and take such other and further action as may be reasonably necessary or appropriate in order to give effect to the terms and provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first above written.

SELLER:

Rangeland Equity Holdings, LLC,
a Delaware limited liability company

By:	/s/ Christopher W. Keene
Christopher W. Keene President & CEO

BUYER:

Inergy Midstream, L.P.,
a Delaware limited partnership

By:	NRGM GP, LLC
its general partner

By:	/s/ John Sherman
John Sherman
President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]